EXHIBIT 99

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Fair Isaac Corporation:

     We have audited the accompanying consolidated balance sheets of Fair Isaac Corporation and subsidiaries (the “Company”) as of September 30, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended September 30, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fair Isaac Corporation and subsidiaries as of September 30, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2004, in conformity with U.S. generally accepted accounting principles.

     As discussed in Notes 14 and 23 to the consolidated financial statements, the Company adopted the Emerging Issues Task Force consensus with respect to Issue No. 04-8, The Effect of Contingently Convertible Instruments on Diluted Earnings per Share, during the three-month period ended December 31, 2004, and accordingly, the Company has restated its presentation of diluted earnings per share for the years ended September 30, 2004 and 2003. As discussed in Note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and accordingly, changed its method of accounting for goodwill effective October 1, 2002.

/s/ KPMG LLP

San Diego, California
November 10, 2004, except as to note 14
and the fourth paragraph of note 23,
which are as of February 24, 2005

FAIR ISAAC CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value data)

	September 30,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$159,870	$249,458
Marketable securities available for sale, current portion	139,435	255,893
Receivables, net	140,845	138,712
Prepaid expenses and other current assets	15,029	16,981
Deferred income taxes, current portion	10,922	6,828

Total current assets	466,101	667,872
Marketable securities available for sale, less current portion	63,446	155,312
Other investments	1,561	8,942
Property and equipment, net	53,288	50,706
Goodwill	689,345	457,842
Intangible assets, net	135,797	93,930
Deferred income taxes, less current portion	21,028	40,738
Other assets	14,213	19,831

	$1,444,779	$1,495,173

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$13,055	$15,267
Accrued compensation and employee benefits	33,670	25,839
Other accrued liabilities	32,541	25,672
Deferred revenue	41,050	31,584

Total current liabilities	120,316	98,362
Senior convertible notes	400,000	400,000
Convertible subordinated notes, net of discount	—	141,364
Other liabilities	7,992	5,905

Total liabilities	528,308	645,631

Commitments and contingencies

Stockholders’ equity:
Preferred stock ($0.01 par value; 1,000 shares authorized; none issued and outstanding)	—	—
Common stock ($0.01 par value; 200,000 shares authorized, 88,857 and 87,378 shares issued and 69,579 and 69,868 shares outstanding at September 30, 2004 and 2003, respectively)	697	699
Paid-in-capital	1,054,437	1,019,614
Treasury stock, at cost (19,278 and 17,510 shares at September 30, 2004 and 2003, respectively)	(551,977)	(486,477)
Unearned compensation	(1,814)	(3,710)
Retained earnings	417,218	319,341
Accumulated other comprehensive (loss) income	(2,090)	75

Total stockholders’ equity	916,471	849,542

	$1,444,779	$1,495,173

See accompanying notes to consolidated financial statements.

FAIR ISAAC CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Years Ended September 30,
	2004	2003	2002
Revenues	$706,206	$629,295	$392,418

Operating expenses:
Cost of revenues (1)	252,587	246,592	172,617
Research and development	71,088	67,574	33,840
Selling, general and administrative (1)	182,374	124,641	87,045
Amortization of intangible assets (1)	19,064	13,793	4,380
In-process research and development	—	—	40,200
Restructuring and acquisition-related	1,227	2,501	7,224

Total operating expenses	526,340	455,101	345,306

Operating income	179,866	174,194	47,112
Interest income	9,998	7,548	6,374
Interest expense	(16,942)	(10,605)	(1,471)
Loss on redemption of convertible subordinated notes	(11,137)	—	—
Other income, net	7,030	1,003	1,083

Income before income taxes	168,815	172,140	53,098
Provision for income taxes	66,027	64,983	35,214

Net income	$102,788	$107,157	$17,884

Earnings per share:
Basic	$1.47	$1.48	$0.33

Diluted (restated — see note 23)	$1.31	$1.40	$0.32

Shares used in computing earnings per share:
Basic	69,933	72,185	54,801

Diluted (restated — see note 23)	82,132	77,370	56,325

(1)	Cost of revenues and selling, general and administrative expenses exclude the amortization of intangible assets. See Note 7 to consolidated financial statements.

See accompanying notes to consolidated financial statements.

FAIR ISAAC CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME
Years Ended September 30, 2004, 2003 and 2002
(In thousands)

							Accumulated
							Other
	Common Stock						Comprehensive	Total
		Par	Paid-In-	Treasury	Unearned	Retained	Income	Stockholders’	Comprehensive
	Shares	Value	Capital	Stock	Compensation	Earnings	(Loss)	Equity	Income
Balance at September 30, 2001	50,935	$510	$97,750	$(26,439)	$(2,161)	$200,739	$1,373	$271,772
Issuance of stock in HNC acquisition	28,170	282	719,763	—	—	—	—	720,045
Options exchanged in HNC acquisition	—	—	68,705	—	(1,827)	—	—	66,878
Restricted stock in escrow — Nykamp acquisition	131	1	2,817	—	—	—	—	2,818
Exercise of stock options	2,075	21	23,655	—	—	—	—	23,676
Tax benefit from exercised stock options	—	—	14,350	—	—	—	—	14,350
Amortization of unearned compensation	—	—	—	—	1,418	—	—	1,418
Forfeitures of stock options exchanged in HNC acquisition	—	—	(237)	—	237	—	—	—
Repurchases of common stock	(5,700)	(57)	19	(144,313)	—	—	—	(144,351)
Issuance of ESPP and ESOP shares from treasury	153	2	461	2,693	—	—	—	3,156
Issuance of restricted stock to employees from treasury, net of forfeitures	234	2	(228)	5,021	(4,795)	—	—	—
Dividends paid	—	—	—	—	—	(2,582)	—	(2,582)
Cash paid in lieu of fractional shares in effecting stock split	—	—	(140)	—	—	—	—	(140)
Net income	—	—	—	—	—	17,884	—	17,884	$17,884
Unrealized losses on investments, net of tax of $2,040	—	—	—	—	—	—	(1,304)	(1,304)	(1,304)
Cumulative translation adjustments, net of tax of $94	—	—	—	—	—	—	(148)	(148)	(148)

Balance at September 30, 2002	75,998	761	926,915	(163,038)	(7,128)	216,041	(79)	973,472	$16,432

Exercise of stock options	3,948	39	69,128	—	—	—	—	69,167
Tax benefit from exercised stock options	—	—	25,296	—	—	—	—	25,296
Amortization of unearned compensation	—	—	—	—	2,992	—	—	2,992
Forfeitures of stock options exchanged in HNC acquisition	—	—	(426)	—	426	—	—	—
Repurchases of common stock	(10,407)	(104)	35	(331,569)	—	—	—	(331,638)
Issuance of ESPP and ESOP shares from treasury	329	3	(1,334)	8,130	—	—	—	6,799
Dividends paid	—	—	—	—	—	(3,857)	—	(3,857)
Net income	—	—	—	—	—	107,157	—	107,157	$107,157
Unrealized losses on investments, net of tax of $178	—	—	—	—	—	—	(191)	(191)	(191)
Cumulative translation adjustments, net of tax of $102	—	—	—	—	—	—	345	345	345

Balance at September 30, 2003	69,868	699	1,019,614	(486,477)	(3,710)	319,341	75	849,542	$107,311

Exercise of stock options	2,472	25	17,799	28,275	—	—	—	46,099
Tax benefit from exercised stock options	—	—	15,927	—	—	—	—	15,927
Amortization of unearned compensation	—	—	—	—	1,569	—	—	1,569
Options exchanged in London Bridge acquisition	—	—	1,320	—	—	—	—	1,320
Forfeitures of stock options exchanged in acquisitions	—	—	(77)	—	77	—	—	—
Forfeitures of restricted stock issued to employees	(12)	—	12	(262)	250	—	—	—
Repurchases of common stock	(3,011)	(30)	(1)	(101,094)	—	—	—	(101,125)
Issuance of ESPP shares from treasury	268	3	(157)	7,581	—	—	—	7,427
Dividends paid	—	—	—	—	—	(4,669)	—	(4,669)
Cash paid in lieu of fractional shares in effecting stock split	(6)	—	—	—	—	(242)	—	(242)
Net income	—	—	—	—	—	102,788	—	102,788	$102,788
Unrealized losses on investments, net of tax of $568	—	—	—	—	—	—	(932)	(932)	(932)
Cumulative translation adjustments, net of tax of 1,120	—	—	—	—	—	—	(1,233)	(1,233)	(1,233)

Balance at September 30, 2004	69,579	$697	$1,054,437	$(551,977)	$(1,814)	$417,218	$(2,090)	$916,471	$100,623

See accompanying notes to consolidated financial statements.

FAIR ISAAC CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended September 30,
	2004	2003	2002
Cash flows from operating activities:
Net income	$102,788	$107,157	$17,884
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46,881	44,935	30,985
Loss on redemption of convertible subordinated notes	11,137	—	—
Amortization of discount on convertible subordinated notes	1,437	1,442	—
In-process research and development	—	—	40,200
Share of equity in loss (earnings) of investments	19	(19)	1,045
Gain on sales of marketable securities	(7,590)	(703)	(2,662)
Amortization of unearned compensation	1,569	2,992	1,418
Deferred income taxes	11,911	2,442	5,315
Tax benefit from exercised stock options	15,927	25,296	14,350
Net (accretion) amortization of (discount) premium on marketable securities	(932)	4,248	510
Provision for doubtful accounts	1,367	4,800	2,285
Net loss (gain) on sales of property and equipment	185	(29)	253
Changes in operating assets and liabilities, net of acquisition effects:
Receivables	11,294	(14,104)	(4,111)
Prepaid expenses and other assets	5,320	2,149	4,084
Accounts payable	(5,305)	5,238	114
Accrued compensation and employee benefits	4,079	(5,361)	13,076
Other liabilities	(5,254)	(13,397)	(21,208)
Deferred revenue	4,316	7,488	(418)

Net cash provided by operating activities	199,149	174,574	103,120

Cash flows from investing activities:
Purchases of property and equipment	(23,204)	(18,312)	(23,386)
Cash proceeds from sale of product line	—	3,562	—
Collections of notes receivable from sale of product lines	2,700	—	—
Cash paid for acquisitions, net of cash acquired	(284,731)	(48,620)	(2,593)
Cash and cash equivalents acquired in HNC acquisition	—	—	143,092
Purchases of marketable securities	(586,666)	(486,767)	(189,858)
Proceeds from sales of marketable securities	639,202	298,879	140,045
Proceeds from maturities of marketable securities	170,308	97,814	25,203
Investment in cost-method investee	(466)	(500)	—

Net cash (used in) provided by investing activities	(82,857)	(153,944)	92,503

Cash flows from financing activities:
Payments for redemption of convertible subordinated notes	(153,938)	—	—
Proceeds from issuance of senior convertible notes	—	400,000	—
Debt issuance costs – senior convertible notes	—	(8,477)	—
Proceeds from issuances of common stock under employee stock option and purchase plans	53,526	75,966	23,676
Dividends paid	(4,669)	(3,857)	(2,582)
Repurchases of common stock	(101,125)	(331,638)	(144,351)
Cash paid in lieu of fractional shares in effecting stock split	(242)	—	(140)

Net cash (used in) provided by financing activities	(206,448)	131,994	(123,397)

Effect of exchange rate changes on cash	568	—	—

(Decrease) increase in cash and cash equivalents	(89,588)	152,624	72,226
Cash and cash equivalents, beginning of year	249,458	96,834	24,608

Cash and cash equivalents, end of year	$159,870	$249,458	$96,834

Supplemental disclosures of cash flow information:
Cash paid for income taxes, net of refunds of $4,351, $1,505, and $1,372 during the years ended September 30, 2004, 2003 and 2002, respectively	$41,323	$27,889	$17,791
Cash paid for interest	$14,178	$7,875	$3,938

See accompanying notes to consolidated financial statements.

FAIR ISAAC CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended September 30, 2004, 2003 and 2002

1. Nature of Business and Summary of Significant Accounting Policies

  Fair Isaac Corporation

     Incorporated under the laws of the State of Delaware, Fair Isaac Corporation is a provider of analytic, software and data management products and services that enable businesses to automate and improve decisions. Fair Isaac Corporation provides a range of analytical solutions, credit scoring and credit account management products and services to banks, credit reporting agencies, credit card processing agencies, insurers, retailers, telecommunications providers, healthcare organizations and government agencies.

     In these consolidated financial statements, Fair Isaac Corporation is referred to as “we,” “us,” “our,” and “Fair Isaac.” HNC Software Inc., which we acquired in August 2002 (see Note 2), is referred to as “HNC.” London Bridge Software Holdings plc, which we acquired in May 2004 (see Note 2), is referred to as “London Bridge.”

  Principles of Consolidation and Basis of Presentation

     The consolidated financial statements include the accounts of Fair Isaac and its subsidiaries. All significant inter-company accounts and transactions have been eliminated.

  Use of Estimates

     The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. These estimates and assumptions include, but are not limited to, assessing the following: the recoverability of accounts receivable, goodwill, software development costs and deferred tax assets; the ability to estimate hours in connection with fixed-fee service contracts, the ability to estimate transactional-based revenues for which actual transaction volumes have not yet been received, and the determination of whether fees are fixed or determinable and collection is probable or reasonably assured.

  Cash and Cash Equivalents

     Cash and cash equivalents consist of cash in banks and investments with an original maturity of 90 days or less at time of purchase.

  Fair Value of Financial Instruments

     The fair value of certain of our financial instruments, including cash and cash equivalents, receivables, prepaid expenses and other current assets, accounts payable, accrued compensation and employee benefits, and other accrued liabilities, approximate their carrying amounts because of the short-term maturity of these instruments. The fair values of our marketable security investments are disclosed in Note 4. The fair values of our cost-method investments approximate their recorded values. The fair value of our senior convertible notes and our convertible subordinated notes is disclosed in Notes 9 and 10, respectively.

  Investments

     Management determines the appropriate classification of our investments in marketable debt and equity securities at the time of purchase, and re-evaluates this designation at each balance sheet date. While it is our intent to hold debt securities to maturity, our investments in U.S. government obligations and marketable equity and debt securities that have readily determinable fair values are classified as available-for-sale, as the sale of such securities may be required prior to maturity to implement management strategies. Therefore, such securities are carried at fair value with unrealized gains or losses related to these securities included in comprehensive income (loss). Realized gains and losses are included in other income (expense), net. The cost of investments sold is based on the specific identification method. Losses resulting from other than temporary declines in fair value are charged to operations. Investments with remaining maturities over one year are classified as long-term investments.

     Our investments in equity securities of companies over which we do not have significant influence are accounted for under the cost method. Investments in which we own 20% to 50% and exercise significant influence over operating and financial policies are accounted for using the equity method. Under the equity method, the investment is originally recorded at cost and adjusted to recognize our share of net earnings or losses of the investee, limited to the extent of our investment in, advances to, and financial guarantees for the investee. Under the cost method, the investment is originally recorded at cost and adjusted for additional contributions or distributions. Management periodically reviews equity-method and cost-method investments for instances where fair value is less than the carrying amount and the decline in value is determined to be other than temporary. If the decline in value is judged to be other than temporary, the carrying amount of the security is written down to fair value and the resulting loss is charged to operations.

  Concentration of Risk

     Financial instruments that potentially expose us to concentrations of risk consist primarily of cash and cash equivalents, marketable securities and accounts receivable, which are generally not collateralized. Our policy is to place our cash, cash equivalents, and marketable securities with high credit quality financial institutions, commercial corporations and government agencies in order to limit the amount of credit exposure. We have established guidelines relative to diversification and maturities for maintaining safety and liquidity. We generally do not require collateral from our customers, but our credit extension and collection policies include analyzing the financial condition of potential customers, establishing credit limits, monitoring payments, and aggressively pursuing delinquent accounts. We maintain allowances for potential credit losses.

  Property and Equipment

     Property and equipment are recorded at cost less accumulated depreciation and amortization. Major renewals and improvements are capitalized, while repair and maintenance costs are expensed as incurred. Depreciation and amortization charges are calculated using the straight-line method over the following estimated useful lives:

Estimated Useful Life
Data processing equipment and software	2 to 3 years
Office furniture, vehicles and equipment	3 to 7 years
Leasehold improvements	Shorter of estimated useful life or lease term

     The cost and accumulated depreciation for property and equipment sold, retired or otherwise disposed of are removed from the accounts and resulting gains or losses are recorded in operations. Depreciation and amortization on property and equipment totaled $26.1 million, $30.9 million and $26.5 million for fiscal years 2004, 2003 and 2002, respectively.

  Internal-use Software

     Costs incurred to develop internal-use software during the application development stage are capitalized and reported at cost, subject to an impairment test as described below. Application development stage costs generally include costs associated with internal-use software configuration, coding, installation and testing. Costs of significant upgrades and enhancements that result in additional functionality are also capitalized whereas costs incurred for maintenance and minor upgrades and enhancements are expensed as incurred. Capitalized costs are amortized using the straight-line method over two years.

     We assess potential impairment of capitalized internal-use software whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows that are expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  Capitalized Software Development Costs

     All costs incurred prior to the resolution of unproven functionality and features, including new technologies, are expensed as research and development. After the uncertainties have been tested and the development issues have been resolved and technological feasibility is achieved, subsequent direct costs such as coding, debugging and testing are capitalized. Capitalized software development costs are amortized using the greater of the amount computed using (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product. Capitalized software development costs were $1.3 million and $3.0 million, net of accumulated amortization of $2.1 million and $0.4 million, as of September 30, 2004 and 2003, respectively, and are included in other long-term assets in the accompanying consolidated balance sheets. Amortization expense related to capitalized software development costs totaled $1.7 million, $0.3 million and $0.2 million for fiscal years 2004, 2003 and 2002, respectively.

     At each balance sheet date, we compare a product’s unamortized capitalized cost to the product’s estimated net realizable value. To the extent unamortized capitalized costs exceed net realizable value based on the product’s estimated future gross revenues, reduced by the estimated future costs of completing and disposing of the product, the excess is written off. This analysis requires us to estimate future gross revenues associated with certain products, and the future costs of completing and disposing of certain products. If these estimates change, reductions or write-offs of capitalized software development costs could result. No write-offs were recorded during fiscal 2004, 2003 or 2002.

  Goodwill and Intangible Assets

     We adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, on October 1, 2002. Under the provisions of SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized, but instead are tested for impairment at least annually or more frequently if impairment indicators arise. All of our intangible assets have definite lives and are being amortized in accordance with this statement. Goodwill represents the excess of the purchase price over the fair value of net assets acquired, including identified intangible assets, in connection with our business combinations accounted for by the purchase method of accounting (see Note 2).

     We amortize our intangible assets, which result from our acquisitions accounted for under the purchase method of accounting, using the straight-line method or based on the forecasted cash flows associated with the assets over the following estimated useful lives:

Estimated Useful Life
Completed technology	5 to 6 years
Customer contracts and relationships	3 to 15 years
Trade name	4 to 5 years
Other	2 to 5 years

  Revenue Recognition

     Software license fee revenue is recognized when persuasive evidence of an arrangement exists, delivery of the product has occurred at our customer’s location, the fee is fixed or determinable and collection is probable. We use the residual method to recognize revenue when an arrangement includes one or more elements to be delivered at a future date and vendor-specific objective evidence of the fair value of all undelivered elements exists. Vendor-specific objective evidence of fair value is based on the normal pricing practices for those products and services when sold separately by us and customer renewal rates for post-contract customer support services. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. If evidence of the fair value of one or more undelivered elements does not exist, the revenue is deferred and recognized when delivery of those elements occurs or when fair value can be established. The determination of whether fees are fixed or determinable and collection is probable involves the use of assumptions. We evaluate contract terms and customer information to ensure that these criteria are met prior to our recognition of license fee revenue.

     When software licenses are sold together with implementation or consulting services, license fees are recognized upon delivery provided that the above criteria are met, payment of the license fees is not dependent upon the performance of the services, and the services do not provide significant customization or modification of the software products and are not essential to the functionality of the software that was delivered. For arrangements with services that are essential to the functionality of the software, the license and related service revenues are recognized using contract accounting as described below.

     If at the outset of an arrangement we determine that the arrangement fee is not fixed or determinable, revenue is deferred until the arrangement fee becomes due. If at the outset of an arrangement we determine that collectibility is not probable, revenue is deferred until the earlier of when collectibility becomes probable or the receipt of payment. If an arrangement provides for customer acceptance, revenue is not recognized until the earlier of receipt of customer acceptance or expiration of the acceptance period.

     Revenues from post-contract customer support services, such as software maintenance, are recognized on a straight-line basis over the term of the support period. The majority of our software maintenance agreements provide technical support as well as unspecified software product upgrades and releases when and if made available by us during the term of the support period.

     Revenues recognized from our credit scoring, data processing, data management and internet delivery services are recognized as these services are performed, provided persuasive evidence of an arrangement exists, fees are fixed or determinable, and collection is reasonably assured. The determination of certain of our credit scoring and data processing revenues requires the use of estimates, principally related to transaction volumes in instances where these volumes are reported to us by our clients on a monthly or quarterly basis in arrears. In these instances, we estimate transaction volumes based on preliminary customer transaction information, if available, or based on average actual reported volumes for an immediate trailing period. Differences between our estimates and actual final volumes reported are recorded in the period in which actual volumes are reported.

     Transactional or unit-based license fees under software license arrangements, network service and internally-hosted software agreements are recognized as revenue based on system usage or when fees based on system usage exceed monthly minimum license fees, provided persuasive evidence of an arrangement exists, fees are fixed or determinable and collection is probable. The determination of certain of our transactional or unit-based license fee revenues requires the use of estimates, principally related to transaction usage or active account volumes in instances where this information is reported to us by our clients on a monthly or quarterly basis in arrears. In these instances, we estimate transaction volumes based on preliminary customer transaction information, if available, or based on average actual reported volumes for an immediate trailing period. Differences between our estimates and actual final volumes reported are recorded in the period in which actual volumes are reported.

     We provide consulting, training, model development and software integration services under both hourly-based time and materials and fixed-priced contracts. Revenues from these services are generally recognized as the services are performed. For fixed-price service contracts, we apply the percentage-of-completion method of contract accounting to determine progress towards completion, which requires the use of estimates. In such instances, management is required to estimate the input measures, generally based on hours incurred to date compared to total estimated hours of the project, with consideration also given to output measures, such as contract milestones, when applicable. Adjustments to estimates are made in the period in which the facts requiring such revisions become known and, accordingly, recognized revenues and profits are subject to revisions as the contract progresses to completion. Estimated losses, if any, are recorded in the period in which current estimates of total contract revenue and contract costs indicate a loss. If substantive uncertainty related to customer acceptance of services exists, we apply the completed contract method of accounting and defer the associated revenue until the contract is completed.

     Revenue recognized under the percentage-of-completion method in excess of contract billings is recorded as an unbilled receivable. Such amounts are generally billable upon reaching certain performance milestones as defined by individual contracts. Billings collected in advance of performance and recognition of revenue under contracts are recorded as deferred revenue.

     In certain of our non-software arrangements, we enter into contracts that include the delivery of a combination of two or more of our service offerings. Typically, such multiple element arrangements incorporate the design and development of data management tools or systems and an ongoing obligation to manage, host or otherwise run solutions for our customer. Such arrangements are divided into separate units of accounting provided that the delivered item has stand-alone value and there is objective and reliable evidence of the fair value of the undelivered items. The total arrangement fee is allocated to the undelivered elements based on their fair values and to the initial delivered elements using the residual method. Revenue is recognized separately, and in accordance with our revenue recognition policy, for each element.

     As described above, sometimes our customer arrangements have multiple deliverables, including service elements. Generally, our multiple element arrangements fall within the scope of specific accounting standards that provide guidance regarding the separation of elements in multiple-deliverable arrangements and the allocation of consideration among those elements (e.g., American Institute of Certified Public Accountants Statement of Position (“SOP”) No. 97-2, Software Revenue Recognition, as amended. If not, we apply the separation provisions of the Emerging Issues Task Force (“EITF”) consensus on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. The provisions of EITF Issue No. 00-21 require us to unbundle multiple element arrangements into separate units of accounting when the delivered element(s) has stand-alone value and fair value of the undelivered element(s) exists. When we are able to unbundle the arrangement into separate units of accounting, we apply one of the accounting policies described above to each unit. If we are unable to unbundle the arrangement into separate units of accounting, we apply one of the accounting policies described above to the entire arrangement. Sometimes this results in recognizing the entire arrangement fee when delivery of the last element in a multiple element arrangement occurs. For example, if the last undelivered element is a service, we recognize revenue for the entire arrangement fee as the service is performed, or if no pattern of performance is discernable, we recognize revenue on a straight-line basis over the term of the arrangement.

     We adopted EITF Issue No. 00-21 for multiple element arrangements entered into subsequent to July 1, 2003. The adoption of EITF Issue No. 00-21 did not have a material impact on our financial position or results of operations because most of our arrangements fall entirely within the scope of higher-level authoritative literature and those that do not were already accounted for in a manner consistent with the provisions of EITF Issue No. 00-21.

     We record revenue on a net basis for those sales in which we have in substance acted as an agent or broker in the transaction.

  Allowance for Doubtful Accounts

     We make estimates regarding the collectibility of our accounts receivable. When we evaluate the adequacy of our allowance for doubtful accounts, we analyze specific accounts receivable balances, historical bad debts, customer creditworthiness, current economic trends and changes in our customer payment cycles. Material differences may result in the amount and timing of expense for any period if we were to make different judgments or utilize different estimates. If the financial condition of our customers deteriorates resulting in an impairment of their ability to make payments, additional allowances might be required.

  Income Taxes

     Income taxes are recognized during the year in which transactions enter into the determination of financial statement income, with deferred taxes being provided for temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax bases of assets and liabilities as well as the expected future tax benefit to be derived from tax loss and tax credit carryforwards. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount “more likely than not” to be realized in future tax returns. Tax rate changes are reflected in income during the period the changes are enacted.

  Earnings Per Share

     Diluted earnings per share are based on the weighted-average number of common shares outstanding and potential common shares. Potential common shares result from the assumed exercise of outstanding stock options or other potentially dilutive equity instruments, including our outstanding senior convertible notes and convertible subordinated notes, when they are dilutive under the treasury stock method or the if-converted method. Basic earnings per share are computed on the basis of the weighted-average number of common shares outstanding.

  Comprehensive Income (Loss)

     Comprehensive income (loss) is the change in our equity (net assets) during each period from transactions and other events and circumstances from non-owner sources. It includes net income, foreign currency translation adjustments and unrealized gains and losses, net of tax, on our investments in marketable securities.

  Foreign Currency

     We have determined that the functional currency of each foreign operation is the local currency. Assets and liabilities denominated in their local foreign currencies are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates of exchange prevailing during the period. Translation adjustments are accumulated as a separate component of stockholders’ equity.

     From time to time, we utilize forward contract instruments to manage market risks associated with fluctuations in certain foreign currency exchange rates as they relate to specific balances of accounts receivable and cash denominated in foreign currencies. It is our policy to use derivative financial instruments to protect against market risks arising in the normal course of business. Our policies prohibit the use of derivative instruments for the sole purpose of trading for profit on price fluctuations or to enter into contracts that intentionally increase our underlying exposure. All of our forward foreign currency contracts have maturity periods of less than three months.

     At the end of the reporting period, foreign currency denominated receivable and cash balances are remeasured into the functional currency of the reporting entities at current market rates. The change in value from this remeasurement is reported as a foreign exchange gain or loss for that period in other income (expense) in the accompanying consolidated statements of income. The resulting gains or losses from the forward foreign currency contracts described above, which are also included in other income (expense), mitigate the exchange rate risk of the associated assets.

  Stock-Based Compensation

     We have stock-based employee compensation plans, which are described more fully in Note 17. We measure compensation expense for our employee stock-based compensation awards using the intrinsic value method and provide pro forma disclosures of net income and earnings per share as if a fair value method had been applied. Therefore, compensation cost for fixed employee stock awards is measured as the excess, if any, of the quoted market price of our common stock at the grant date over the amount an employee must pay to acquire the stock and is amortized over the related service periods using the straight-line method. Compensation cost for variable employee stock awards is measured as the excess, if any, of the quoted market price of our common stock at the end of the reporting period over the amount an employee must pay to acquire the stock, and the compensation cost is amortized over the related service periods for each vesting date using a graded vesting schedule as required under the provisions of Financial Accounting Standards Board Interpretation (“FIN”) No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans. Compensation expense previously recorded for vested variable awards is reversed when the measurement of compensation cost decreases from prior measurements. Compensation expense previously recorded for unvested employee stock-based compensation awards that are forfeited upon employee termination is reversed in the period of forfeiture.

     In connection with our acquisition of Seurat Company (“Seurat”) (see Note 2) during fiscal 2004, awards for 212,250 shares, net of forfeitures, with a modified exercise price of $35.50 (original exercise price of $39.47) were granted to Seurat employees, which are subject to variable plan accounting. No compensation cost was recognized for the year ended September 30, 2004 as the quoted market price of our common stock at September 30, 2004 did not exceed the $35.50 exercise price.

     During fiscal 2002, we granted approximately 234,000 shares of restricted stock, net of forfeitures, to various key employees, for which we recorded deferred compensation of $4.8 million, net of forfeitures, based upon the aggregate market value of the shares at the grant date. The shares of the restricted stock vest in 25% increments at each annual anniversary from the grant date. We are amortizing this deferred compensation on a straight-line basis over the total four-year vesting period. Amortization of deferred compensation related to these grants totaled $1.1 million, $1.2 million and $0.2 million during fiscal 2004, 2003 and 2002, respectively, and is recorded in cost of revenues, research and development, and selling, general and administrative expense within the accompanying consolidated statements of income.

     In connection with our acquisition of HNC during fiscal 2002, we recorded $1.8 million to deferred compensation representing the intrinsic value of HNC’s unvested options to purchase Fair Isaac common stock assumed at the time of acquisition. The deferred compensation is being amortized on a straight-line basis over the vesting period of the options. Amortization of deferred compensation related to these options totaled $0.3 million, $0.8 million and $0.2 million during fiscal 2004, 2003 and 2002, respectively, and is recorded in cost of revenues, research and development, and selling, general and administrative expense within the accompanying consolidated statements of income.

     During fiscal 2000, we granted 1,417,500 stock options to an officer, in which the quoted market price of our common stock at the grant date exceeded the stock options’ exercise price, and recorded associated deferred compensation of $4.0 million. The deferred compensation was being amortized on a straight-line basis over the four-year vesting period of the options, which ended during fiscal 2004. Amortization of deferred compensation related to these options totaled $0.2 million, $1.0 million and $1.0 million during fiscal 2004, 2003 and 2002, and is recorded in selling, general and administrative expense in the accompanying consolidated statements of income.

     The following table compares net income and earnings per share as reported to the pro forma amounts that would be reported had compensation expense been recognized for our stock-based compensation plans on a fair value basis for fiscal 2004, 2003 and 2002:

	2004	2003	2002
	(In thousands, except per share data)
Net income, as reported	$102,788	$107,157	$17,884
Add: Stock-based employee compensation expense included in reported net income, net of tax	954	1,863	883

	2004	2003	2002
	(In thousands, except per share data)
Deduct: Stock-based employee compensation expense determined under fair value based method for all awards, net of tax	(23,826)	(19,976)	(13,439)

Pro forma net income	$79,916	$89,044	$5,328

Earnings per share, as reported:
Basic	$1.47	$1.48	$0.33

Diluted (restated – see note 23)	$1.31	$1.40	$0.32

Pro forma earnings per share:
Basic	$1.14	$1.23	$0.10

Diluted (restated – see note 23)	$1.03	$1.17	$0.09

     The weighted-average fair value of options granted during fiscal 2004, 2003 and 2002 was $14.75, $13.37 and $11.71, respectively. The fair value of options at the date of grant was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions during fiscal 2004, 2003 and 2002:

	2004	2003	2002
Expected life (years)	4	4	4
Interest rate	2.9%	2.6%	3.7%
Volatility	53%	55%	56%
Dividend yield	0.2%	0.2%	0.2%

     The weighted-average fair value of employee purchase rights granted pursuant to the 1999 Employee Stock Purchase Plan during fiscal 2004, 2003 and 2002 was $7.77, $7.87 and $6.57, respectively. The fair value of those purchase rights at the date of grant was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions during fiscal 2004, 2003 and 2002:

	2004	2003	2002
Expected life (years)	0.5	0.5	0.5
Interest rate	1.3%	1.1%	1.7%
Volatility	30%	37%	49%
Dividend yield	0.2%	0.2%	0.2%

     The estimated fair value of options and purchase rights granted is subject to the assumptions made and if the assumptions changed, the estimated fair value amounts could be significantly different.

  Impairment of Long-lived Assets

     We assess potential impairment to long-lived assets and certain identifiable intangible assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows that are expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  Advertising and Promotion Costs

     Advertising and promotion costs are expensed as incurred. Advertising and promotion costs totaled $6.5 million, $3.8 million and $1.5 million in fiscal 2004, 2003 and 2002, respectively, and are included in selling, general and administrative expense in the accompanying consolidated statements of income.

  Patents and Trademarks

     Costs of internally developing and maintaining patents and trademarks as well as costs incurred resulting from claims and legal actions related to our patents and trademarks are expensed as incurred.

  Adoption of New Accounting Pronouncements

     We initially adopted the EITF consensus on Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments on July 1, 2004, and the Financial Accounting Standards Board Staff Position (“FSP”) EITF Issue No. 03-1-1, Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” on September 30, 2004. The consensus on Issue No. 03-1 applies to investments in marketable debt and equity securities, as well as investments in equity securities accounted for under the cost method. It provides guidance for determining when an investment is considered impaired, whether the impairment is other than temporary, and the measurement of an impairment loss. The guidance also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. These disclosures are included in Notes 4 and 6. FSP EITF Issue No. 03-1-1 delays the effective date of paragraphs 10-20 of EITF Issue No. 03-1, which provide guidance for determining whether the impairment is other than temporary, the measurement of an impairment loss, and accounting considerations subsequent to the recognition of an other-than-temporary impairment. Application of these paragraphs is deferred pending issuance of proposed FSP EITF Issue No. 03-1-a. The adoption of EITF Issue No. 03-1 and FSP EITF Issue No. 03-1-1 did not have a material impact on our financial position or results of operations.

2. Acquisitions

  London Bridge Software Holdings plc

     On April 26, 2004, our Board of Directors, together with the Board of Directors of London Bridge, a provider of intelligent business software, announced that they had reached agreement on the terms of a recommended cash offer (the “Offer”) to be made by us and by Hawkpoint Partners Limited on our behalf outside of the United States for the entire issued and to be issued ordinary share capital of London Bridge. The Offer was made on April 30, 2004.

     On May 28, 2004, we announced that valid acceptances of the Offer had been received in respect of a total of approximately 159.6 million London Bridge shares, representing approximately 93.4% of the issued share capital of London Bridge. Accordingly, all conditions related to the Offer were deemed to have been satisfied, and the Offer was declared unconditional by us in all respects. As of June 30, 2004, acceptances in respect of approximately 96% of the issued London Bridge share capital had been received, and during our fourth quarter ended September 30, 2004, we acquired all remaining outstanding London Bridge shares through compulsory acquisition procedures under U.K. law. Accordingly, as of September 30, 2004, we owned 100% of London Bridge’s issued share capital.

     London Bridge delivers solutions for the management of retail debt and deposit origination, collection and recovery and the provision of core banking systems to its target markets. These markets include retail financial services and range from telecommunications, utilities and governmental agencies to other service providers and to the debt collection industry. Our acquisition of London Bridge was consummated principally to incorporate London Bridge’s software and systems for collections and recovery into our existing portfolio, and extend our ability to deliver analytics-driven strategies across the entire credit customer lifecycle. This acquisition was also made to enhance our presence and growth opportunities internationally.

     We accounted for this transaction using the purchase method of accounting. Results of operations of London Bridge have been included in our results prospectively from May 28, 2004.

     The total purchase price is summarized as follows (in thousands):

Total cash consideration for share capital	$303,025
Acquisition-related costs	5,865
Fair value of options to purchase Fair Isaac common stock	1,320

Total purchase price of acquisition	$310,210

     In connection with the acquisition, we issued 99,096 options to purchase Fair Isaac common stock in exchange for certain London Bridge options. The table above reflects the total fair value of these options based on application of the Black-Scholes option pricing model. All of these exchanged options were issued out-of-the money (zero intrinsic value) commensurate with that of the London Bridge options that were replaced. Accordingly, no portion of the fair value was allocated to unearned future compensation.

     Our preliminary allocation of the purchase price was allocated as follows (in thousands):

Assets:
Cash and cash equivalents	$28,858
Receivables	12,212
Prepaid expenses and other current assets	1,802
Property and equipment	4,488
Goodwill	220,551
Intangible assets:
Completed technology	33,780
Customer contracts and relationships	26,400
Other assets	6,247

Total assets	334,338

Liabilities:
Current liabilities	16,845
Deferred revenue	5,119
Non-current liabilities	2,164

Total liabilities	24,128

Total purchase price of acquisition	$310,210

     The preliminary allocation of the purchase price is pending completion of several elements, including the determination of potential liabilities assumed related to certain product warranty obligation contingencies. Accordingly, we expect that there may be material adjustments to the allocation of the purchase price recorded in future periods. In addition, on November 17, 2004, we received a notice from the Inland Revenue department relating to the completion of a tax audit of London Bridge for the fiscal periods ended December 31, 2001 and 2000. As a result of this notice, we adjusted our preliminary allocation of the London Bridge purchase price to reflect the reduction in foreign taxes payable and goodwill by $12.9 million.

     The acquired intangible assets have a weighted average useful life of approximately 7.3 years and are being amortized using the straight-line method over their estimated useful lives as follows: completed technology, six years; and customer contracts and relationships, nine years. In addition, no value was recorded to in-process research and development. The goodwill was allocated to our Strategy Machine Solutions and Analytic Software Tools operating segments in the amounts of $185.2 million and $35.4 million, respectively. None of this goodwill is deductible for tax purposes.

     During the quarter ended June 30, 2004, in connection with our acquisition of London Bridge, we entered into a forward foreign currency contract to sell £170.0 million for $300.1 million. This contract was entered into to offset exchange rate transaction gains or losses on Great Britain Pounds (“GBP”) cash balances that were held by our wholly-owned acquiring subsidiary, whose functional currency is that of the U.S. Dollar, for the purpose of funding the London Bridge acquisition. We reduced the notional amount of the forward currency contract in connection with the payment of consideration to the selling shareholders, and settled the contract in the fourth quarter of fiscal 2004. During fiscal 2004, we recorded realized losses on this contract totaling $10.4 million, which is included in other income, net in the accompanying condensed consolidated statements of income. These losses were principally offset by foreign currency transaction gains of $9.0 million, which are also included in other income, net.

  Seurat Company

     On October 1, 2003, we acquired substantially all of the assets of Seurat for cash consideration of $5.0 million. Seurat is a provider of solutions and services that help companies target, acquire and retain customers through creative marketing strategies. We accounted for this transaction using the purchase method of accounting. The results of operations of Seurat have been included in the accompanying consolidated statements of income beginning on October 1, 2003. Our allocation of the purchase price, including $0.1 million in acquisition costs, was as follows: (i) $3.6 million was allocated to net tangible assets, consisting principally of receivables and property and equipment, (ii) $1.4 million was allocated to intangible assets, consisting of acquired customer contracts and relationships, and (iii) $0.1 million was allocated to goodwill. The acquired intangible assets have an estimated useful life of five years and are being amortized over this period using the straight-line method. The goodwill was allocated entirely to our Strategy Machine Solutions operating segment, all of which is deductible for tax purposes.

  Diversified HealthCare Services, Inc.

     On September 17, 2003, we acquired all of the outstanding stock of Diversified HealthCare Services, Inc. (“Diversified HealthCare Services”), a provider of medical bill review products and services for the workers’ compensation insurance industry, in exchange for cash consideration of $30.2 million and contingent cash consideration of up to $13.9 million consisting of: (i) up to $13.5 million if certain revenue parameters are achieved during the calendar year ended December 31, 2004, and (ii) up to $0.4 million if certain acquired accounts receivable balances are collected through September 2004. In connection with this acquisition, we placed $3.9 million into escrow to secure certain contingent consideration elements as well as to secure us against potential future indemnification obligations of the selling shareholders, which was included in other assets in the accompanying balance sheet at September 30, 2003. During fiscal 2004, $0.1 million and $0.3 million of this amount were released in favor of the selling shareholders and Fair Isaac, respectively, relating to certain acquired accounts receivable balances. The remaining $3.5 million is included in other assets in the accompanying consolidated balance sheet at September 30, 2004. This acquisition was consummated principally to expand our medical bill review customer base. We accounted for this transaction using the purchase method of accounting. The results of operations of Diversified HealthCare Services have been included in the accompanying consolidated statements of income beginning on September 17, 2003.

     Our allocation of the purchase price, including accrued acquisition costs of $0.2 million, is summarized as follows (in thousands):

Assets:
Cash and cash equivalents	$2,267
Receivables	2,833
Other current assets	194
Property and equipment	452
Goodwill	21,227
Intangible assets:
Completed technology	50
Customer contracts and relationships	8,560
Non-competition agreements	100
Other assets	90

Total assets	35,773

Liabilities:
Accounts payable and accrued expenses	5,219
Non-current liabilities	190

Total liabilities	5,409

Net assets	$30,364

     The acquired intangible assets have a weighted average useful life of approximately seven years and are being amortized using the straight-line method over their estimated useful lives as follows: completed technology, five years; customer contracts and relationships, seven years; and non-competition agreements, three years. The goodwill was allocated entirely to our Strategy Machine Solutions operating segment, all of which is deductible for tax purposes.

  NAREX Inc.

     On July 24, 2003, we acquired all of the outstanding stock of NAREX Inc. (“NAREX”), a provider of collections and recovery solutions to financial institutions, collections agencies and debt buyers, in exchange for cash consideration of $10.0 million. In connection with this acquisition, we placed $1.0 million of the consideration into escrow to secure us against potential future indemnification obligations of the selling shareholders, which we released in favor of the selling shareholders during fiscal 2004. This acquisition was consummated principally to expand our financial market product offerings into the areas noted above. We accounted for this transaction using the purchase method of accounting. The results of operations of NAREX have been included in the accompanying consolidated statements of income beginning on July 24, 2003.

     Our allocation of the purchase price, including accrued acquisition costs of $0.2 million, is summarized as follows (in thousands):

Assets:
Cash and cash equivalents	$365
Receivables	174
Other current assets	455
Property and equipment	525
Goodwill	8,265
Intangible assets:
Completed technology	3,680
Customer contracts and relationships	890
Non-competition agreements	160

Total assets	14,514

Liabilities:
Accounts payable and accrued expenses	3,604
Deferred revenue	721

Total liabilities	4,325

Net assets	$10,189

     The acquired intangible assets have a weighted average useful life of approximately five years and are being amortized using the straight-line method over their estimated useful lives as follows: completed technology, five years; customer contracts and relationships, five years; and non-competition agreements, two years. The goodwill was allocated entirely to our Strategy Machine Solutions operating segment, all of which is deductible for tax purposes.

Spectrum Managed Care, Inc.

     On December 31, 2002, we acquired substantially all of the assets of the medical bill review business of Spectrum Managed Care, Inc. (“Spectrum”), a wholly owned subsidiary of Ward North America Holding, Inc., for cash consideration of $7.150 million. In connection with this acquisition, we placed $0.3 million of the consideration into escrow to secure potential future indemnification obligations of the seller, which we released in favor of the seller in fiscal 2004. This acquisition was consummated in order to expand our outsourced medical bill review service offering and has been accounted for using the purchase method of accounting. The results of operations of Spectrum have been included in the accompanying consolidated statements of income beginning on December 31, 2002.

     The total consideration paid, including accrued acquisition costs of $25,000, was allocated to the acquired assets as follows (in thousands):

Assets:
Property and equipment	$127
Customer contracts and relationships	4,908
Goodwill	2,140

$7,175

     The acquired contracts and relationships have a weighted average estimated useful life of approximately 10 years and are being amortized over this term based on the forecasted cash flows associated with the assets. The goodwill was allocated entirely to our Strategy Machine Solutions operating segment, all of which is deductible for tax purposes.

HNC Software Inc.

     On August 5, 2002, we completed our acquisition of HNC, a provider of high-end analytic and decision management software. Under the merger agreement, the stockholders of HNC received 0.779 of a newly issued share of the Fair Isaac common stock for each share of HNC stock held, and we assumed outstanding HNC stock options based on the same ratio. Results of operations of HNC have been included in our results prospectively from August 5, 2002. We acquired HNC primarily to offer a broader product footprint addressing customer acquisition, origination and management as well as to increase our industry and international presence.

     We accounted for this transaction using the purchase method of accounting. The transaction resulted in the issuance of approximately 28,170,000 shares of Fair Isaac’s common stock and the issuance of approximately 5,847,000 options to purchase Fair

Isaac common stock in exchange for HNC options outstanding at the date of issuance. The total consideration paid for the acquisition of HNC was calculated as follows (in thousands, except share data):

Fair value of 28,170,000 shares of Fair Isaac common stock	$720,045
Acquisition related costs	8,545
Fair value of options to purchase Fair Isaac common stock, less $1.8 million representing the portion of the intrinsic value of HNC’s unvested options	66,878

Total consideration paid	$795,468

     The fair value of the common stock issued in the transaction was valued at approximately $25.56 per share, which is equal to the weighted average closing sale price per share, by volume, of Fair Isaac’s common stock as reported on the New York Stock Exchange for the five-day trading period beginning two days before and ending two days after the acquisition announcement date of April 29, 2002.

     The total consideration paid was allocated to the acquired assets and assumed liabilities as follows (in thousands):

Assets:
Cash, cash equivalents, and investments	$324,619
Receivables	37,835
Other current assets	2,818
Property and equipment	17,802
Goodwill	437,202
Intangible assets:
Trade name	8,600
Completed technology	42,000
Customer contracts and relationships	39,700
In-process research and development	40,200
Other assets	25,809

Total assets	976,585

Liabilities:
Current liabilities	38,029
Non-current liabilities	3,390
Convertible subordinated notes	139,698

Total liabilities	181,117

Net assets	$795,468

     Of the acquired intangible assets, $40.2 million pertained to in-process research and development and was charged to operations on the acquisition date. The remaining acquired intangible assets have a weighted average useful life of approximately nine years and are being amortized using the straight-line method over their estimated useful lives as follows: trade name, five years; completed technology, five years; and customer contracts and relationships, 15 years. The goodwill was allocated to our Strategy Machine Solutions, Scoring Solutions and Analytic Software Tools operating segments in the amounts of $337.6 million, $88.3 million and $11.3 million, respectively. None of this goodwill is deductible for tax purposes.

     In-process research and development (“IPR&D”) recorded in connection with the acquisition of HNC represents the present value of the estimated after-tax cash flows expected to be generated by purchased technologies that, as of the acquisition dates, had not yet reached technological feasibility. The classification of the technology as complete or under development was made in accordance with the guidelines of SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, and Financial Accounting Standards Board Interpretation No. 4, Applicability of SFAS No. 2 to Business Combinations Accounted for by the Purchase Method. In addition, the Fair Value, as defined below, of the IPR&D projects was determined in accordance with SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets.

     HNC’s IPR&D projects were valued through the application of discounted cash flow analyses, taking into account many key characteristics of HNC as well as its future prospects, the rate technology changes in the industry, product life cycles, risks specific to each project, and various projects’ stage of completion. Stage of completion was estimated by considering the time, cost, and complexity of tasks completed prior to the acquisition verses the project’s overall expected cost, effort and risks required for achieving technological feasibility. In the application of the discounted cash flow analyses, HNC’s management provided distinct revenue forecasts for each IPR&D project. The projections were based on the expected date of market introduction, an assessment of customer needs, the expected pricing and cost structure of the related product(s), product life cycles, and the importance of the existing technology relative to the in-process technology. In addition, the costs expected to complete each project were added to the operating expenses to calculate the operating income for each IPR&D project. As certain other assets contribute to the cash flow attributable to the assets being valued, returns to these other assets were calculated and deducted from the pre-tax operating income to isolate the economic benefit solely attributable to each of the in-process technologies. The present value of IPR&D was calculated based on discount rates recommended by the American Institute of Certified Public Accountants IPR&D Practice Aid, which depend on the stage of completion and the additional risk associated with the completion of each of the IPR&D projects. As a recommended basis for the valuation of technology under development, we considered venture capital rates of return as an appropriate measure of the discount rates associated with each IPR&D project. As a result, the earnings associated with the incomplete technology were discounted at a rate ranging from 25% to 60%.

     Two of our officers are former HNC employees that were party to agreements with HNC providing for payment in the event of a change in control of HNC, 80% of which was payable immediately and 20% of which was payable after three months of service following the acquisition date. As a result of our acquisition of HNC, these employees were paid the first installment in August 2002, and we assumed the obligation to make aggregate cash payments of $0.3 million to these employees in November 2002. During fiscal 2003 and 2002, we recorded expense of $0.1 million and $0.2 million, respectively, relating to these agreements. This amount was paid in November 2002.

Nykamp Consulting Group, Inc.

     On December 17, 2001, we acquired substantially all of the assets of Nykamp Consulting Group, Inc. (“Nykamp”), a privately-held company that provides customer relationship management (“CRM”) strategy and implementation services. We accounted for this transaction using the purchase method of accounting. Purchase consideration under the agreement included cash consideration of $2.8 million, including $0.4 million that we placed into escrow to secure specifically identified receivable balances, and the issuance of $3.0 million in restricted Fair Isaac common stock. We placed 131,000 shares of our common stock into escrow to securitize the restricted stock obligation, which was originally to be issued in installments of $1.0 million each on the first, second and third anniversaries from the acquisition, beginning on December 17, 2002, subject to indemnification claims made by us, if any. We recorded the restricted stock at a discounted amount of $2.8 million within our accompanying consolidated statement of stockholders’ equity. Results of operations of Nykamp have been included in our results prospectively from December 17, 2001. Our rationale for acquiring Nykamp was to expand our CRM consulting and implementation offerings.

     Of the $0.4 million that we placed into escrow, we released an aggregate of $0.3 million to the selling shareholders during fiscal 2002 and 2003, and the remaining $0.1 million was released in favor of Fair Isaac during fiscal 2003. During fiscal 2003, we also released approximately 29,000 shares of the restricted Fair Isaac common stock held in escrow to the selling shareholders. The remaining shares of restricted stock, by virtue of a clause in the purchase agreement pertaining to a change in employment status of one of the selling shareholders, is now scheduled to be issued on the fifth anniversary of the acquisition, subject to indemnification claims made by us, if any. The number of shares to be issued will be determined by dividing the $2.0 million by the average market price of our common stock for the ten consecutive trading days leading up to the issuance date.

     The total consideration paid was allocated to the acquired assets and assumed liabilities as follows (in thousands):

Assets:
Current assets	$1,662
Property, equipment and other assets	327
Intangible assets (including trade name, non-compete agreement, and customer base, amortizable between 3 and 5 years)	1,359
Goodwill	3,077

Total assets	6,425
Liabilities	787

Net assets	$5,638

     The goodwill was allocated entirely to our Professional Services operating segment, all of which is deductible for tax purposes.

Unaudited Pro Forma Results of Operations

     The following unaudited pro forma results of operations present the impact on our results of operations for fiscal 2004 and 2003 as if our London Bridge acquisition had occurred on October 1, 2003 and 2002, respectively.

	2004		2003
		Pro forma		Pro forma
		Combined		Combined
	Historical	(Unaudited) (a)	Historical	(Unaudited)
	(In thousands, except per share data)
Revenues	$706,206	$765,474	$629,295	$704,356
Net income	$102,788	$79,523	$107,157	$84,816
Basic earnings per share	$1.47	$1.14	$1.48	$1.17
Diluted earnings per share (restated – see note 23)	$1.31	$1.03	$1.40	$1.11

(a)	Includes a write-off of $6.9 million recorded by London Bridge in its May 2004 historical financial statements, related to the impairment of an equity investment and the write-off of a note receivable and trade receivables that were due from that investee.

3. Sales of Product Line Assets

     In October 2002, we entered into an agreement with Open Solutions, Inc. (“OSI”), pursuant to which we sold HNC’s former Profit Vision product line, associated customer base, intellectual property rights and other related assets in exchange for a $1.0 million secured promissory note from OSI and OSI’s assumption of certain related product line liabilities. The promissory note received bore interest at a rate of 4.5% per annum and all principal and interest was paid in full in December 2003. We discounted this note by $0.2 million to reflect estimated market interest rates and amortized the discount over the term of the note using the effective interest method.

     In November 2002, we entered into an agreement with Bridium, Inc. (“Bridium”), pursuant to which we sold HNC’s former Connectivity Manager product line, associated customer base, intellectual property rights and other related assets in exchange for $3.0 million in cash and a $3.0 million secured promissory note from Bridium, as well as Bridium’s assumption of certain related product line liabilities. The promissory note received bears interest at the rate of 7.0% per annum and is due and payable in twelve quarterly installments, which commenced in April 2003 and end in April 2006. The promissory note is secured by the assets sold to Bridium and is also guaranteed by Bridium’s parent company. We discounted this note by $0.4 million to reflect estimated market interest rates and are amortizing this discount over the term of the note using the effective interest method.

     As the above dispositions of former HNC assets occurred shortly after the HNC acquisition and their fair value did not change significantly from the date of the HNC acquisition, no gain or loss was recorded in connection with these transactions. The difference between the book value of net assets sold and consideration received in each transaction was recorded as an adjustment to goodwill.

4. Marketable Securities Available for Sale

     The following is a summary of marketable securities available for sale at September 30, 2004 and 2003:

	2004				2003
		Gross	Gross			Gross	Gross
	Amortized	Unrealized	Unrealized		Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value	Cost	Gains	Losses	Fair Value
				(In thousands)
Short-term:
U.S. government obligations	$99,820	$—	$(325)	$99,495	$199,995	$390	$(13)	$200,372
U.S. corporate debt	40,048	—	(108)	39,940	55,428	104	(11)	55,521

	$139,868	$—	$(433)	$139,435	$255,423	$494	$(24)	$255,893

Long-term:
U.S. government obligations	$42,132	$—	$(189)	$41,943	$102,910	$378	$(17)	$103,271
U.S. corporate debt	17,816	1	(67)	17,750	48,292	96	(49)	48,339
Marketable equity securities	4,169	—	(416)	3,753	4,481	—	(779)	3,702

	$64,117	$1	$(672)	$63,446	$155,683	$474	$(845)	$155,312

     Short-term marketable securities mature at various dates over the course of the next twelve months. Our long-term U.S. government obligations and U.S. corporate debt investments mature at various dates over the next one to three years. During fiscal 2004, 2003 and 2002, we recognized gross realized gains on the sale of investments totaling $7.6 million, $0.7 million and $2.7 million, respectively, which are included in other income, net in the accompanying consolidated statements of income.

     The long-term marketable equity securities represent securities held under a supplemental retirement and savings plan for certain officers and senior management employees, which are distributed upon termination or retirement of the employees.

     The following table shows the gross unrealized losses and fair value of our investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at September 30, 2004:

	Less than 12 months		12 months or Greater		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(In thousands)
Short-term:
U.S. government obligations	$95,345	$(325)	$—	$—	$95,345	$(325)
U.S. corporate debt	33,037	(106)	6,903	(2)	39,940	(108)

	$128,382	$(431)	$6,903	$(2)	$135,285	$(433)

Long-term:
U.S. government obligations	$41,443	$(189)	$—	$—	$41,443	$(189)
U.S. corporate debt	9,749	(67)	—	—	9,749	(67)

	$51,192	$(256)	$—	$—	$51,192	$(256)

     The unrealized losses from our fixed income securities at September 30, 2004 are primarily attributable to changes in interest rates. Because we have the ability to hold these fixed income securities until a recovery of fair value, which may be maturity, we do not consider these securities to be other-than temporarily impaired at September 30, 2004.

5. Receivables

     Receivables at September 30, 2004 and 2003 consist of the following:

	2004	2003
	(In thousands)
Billed	$123,127	$102,839
Unbilled	32,305	40,470

	155,432	143,309
Less: allowance	(14,587)	(4,597)

Receivables, net	$140,845	$138,712

     Unbilled receivables represent revenue recorded in excess of amounts billable pursuant to contract provisions and generally become billable at contractually specified dates or upon the attainment of milestones. Unbilled amounts are expected to be realized within one year. During fiscal 2004, 2003 and 2002, we increased our allowance for the provision for doubtful accounts by $1.4 million, $4.8 million and $2.3 million, respectively, recorded an allowance for doubtful accounts on acquired receivables of $8.9 million, $0 and $4.1 million, respectively, and wrote off (net of recoveries) $0.3 million, $5.5 million and $3.6 million, respectively.

6. Other Investments

     Other long-term investments include the following at September 30, 2004 and 2003:

	2004	2003
	(In thousands)
Cost-method investments	$1,561	$8,565
Other	—	377

	$1,561	$8,942

     As a result of our acquisition of HNC, we obtained two investments accounted for using the cost method as follows: (i) an approximate 6.0% ownership interest in OSI, a developer of client/server core data processing solutions for community banks and credit unions, and (ii) we are a limited partner in Azure Venture Partners I, L.P. (“Azure”), a venture capital investment management fund. The OSI and Azure investments were recorded by us at their estimated fair values of $7.5 million and $2.1 million, respectively, in connection with the HNC acquisition.

     In November 2003, OSI completed an initial public offering of its common stock, at which time we began accounting for it as a marketable equity security. In May 2004, we sold our investment in OSI for net proceeds of $14.1 million, which includes a realized gain of $6.6 million ($4.0 million net of tax) that is included in other income, net, within the accompanying consolidated statement of income for the year ended September 30, 2004.

     During the first quarter of fiscal 2003, we recorded a $1.5 million reduction to the carrying amount of Azure. The reduction in the Azure investment carrying amount was made based on valuation estimates obtained from Azure management, from which we determined that the fair value of this investment approximated $0.6 million. As the valuation estimates were obtained shortly after the HNC acquisition and there were no impairment triggering events subsequent to the HNC acquisition, the reduction to the carrying amount of Azure was recorded as an adjustment to goodwill. During the third quarter of fiscal 2003 and 2004, we invested an additional $0.5 million and $0.5 million, respectively, into Azure in connection with two capital calls, and we are committed to invest an additional $0.8 million into this fund. The ultimate timing of this additional investment will be dependent on when the fund managers make additional capital calls. It is possible that additional capital calls may require us to invest some or all of our remaining commitment during fiscal 2005. Including this commitment, our percentage ownership in this fund will not exceed two percent of the total fund ownership. The carrying amount of our Azure cost method investment was $1.6 million and $1.1 million at September 30, 2004 and 2003, respectively.

7. Goodwill and Intangible Assets

     We adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, on October 1, 2002. Under the provisions of SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized, but instead are tested for impairment at least annually or more frequently if impairment indicators arise. All of our remaining intangible assets have definite lives and are being amortized in accordance with this statement.

     In connection with our adoption of SFAS No. 142, we were required to assess whether goodwill within our reporting units was impaired at the date of our adoption of this statement using a two-step transitional impairment test. As prescribed by this statement, we have determined that our reporting units are the same as our reportable segments (see Note 18). We completed the first step of our transitional impairment testing during fiscal 2003, and determined that goodwill was not impaired as of October 1, 2002. Accordingly, we were not required to complete the second step of the transitional impairment test. We selected the fourth quarter to perform our annual goodwill impairment test, and determined that goodwill was not impaired as of July 1, 2004 and 2003.

     Intangible assets that are subject to amortization under SFAS No. 142 consist of the following:

	September 30,	September 30,
	2004	2003
	(In thousands)
Completed technology	$79,510	$45,730
Customer contracts and relationships	81,838	54,213
Trade name	9,090	9,090
Other	974	974
Foreign currency translation adjustments	(629)	—

	170,783	110,007
Less: accumulated amortization	(34,986)	(16,077)

	$135,797	$93,930

     Amortization expense associated with our intangible assets and goodwill, which has been reflected as a separate operating expense caption within the accompanying consolidated statements of income, consisted of the following during fiscal 2004, 2003 and 2002:

	2004	2003	2002
		(In thousands)
Cost of revenues	$10,986	$8,523	$1,336
Selling, general and administrative expenses	8,078	5,270	3,044

	$19,064	$13,793	$4,380

     In the table above, cost of revenues reflects our amortization of completed technology, and selling, general and administrative expenses reflect our amortization of other intangible assets and goodwill. Intangible asset amortization expense totaled $19.1 million, $13.8 million and $2.3 million during fiscal 2004, 2003 and 2002, respectively, and goodwill amortization, prior to our adoption of SFAS No. 142, totaled $2.1 million during fiscal 2002.

     Estimated future intangible asset amortization expense associated with intangible assets existing as of September 30, 2004 is as follows (in thousands):

Fiscal Year
2005	$25,185
2006	24,286
2007	22,420
2008	13,711
2009	12,654
Thereafter	37,541

$135,797

     For comparative purposes, the following table summarizes reported results for fiscal 2002, adjusted to exclude the amortization of goodwill as if the provisions of SFAS No. 142 had been adopted as of the beginning of this period:

		Earnings Per Share
	Net Income	Basic	Diluted
	(In thousands, except per share data)
Fiscal Year 2002:
As reported	$17,884	$0.33	$0.32
Amortization of goodwill	2,096	0.03	0.03

As adjusted	$19,980	$0.36	$0.35

     The following table summarizes changes to goodwill during fiscal 2004 and 2003, both in total and as allocated to our operating segments (Note 18).

	Strategy			Analytic
	Machine	Scoring	Professional	Software
	Solutions	Solutions	Services	Tools	Total
	(In thousands)
Balance at September 30, 2002	$331,558	$85,508	$2,706	$10,967	$430,739
Goodwill acquired in acquisitions (see Note 2)	29,308	—	—	—	29,308
Purchase accounting adjustments	1,940	507	371	65	2,883
Product line dispositions (see Note 3)	(5,088)	—	—	—	(5,088)

Balance at September 30, 2003	357,718	86,015	3,077	11,032	457,842
Goodwill acquired in acquisitions (see Note 2)	185,285	—	—	35,383	220,668
Purchase accounting adjustments	10,889	2,239	—	288	13,416
Foreign currency translation adjustments	(2,168)	—	—	(413)	(2,581)

Balance at September 30, 2004	$551,724	$88,254	$3,077	$46,290	$689,345

     During fiscal 2004, we adjusted our preliminary allocation of the HNC, NAREX and Diversified HealthCare Services purchase prices. The HNC adjustment was attributable primarily to an $11.1 million reduction in net deferred tax assets associated with tax amortizable goodwill from the HNC acquistion, which resulted in an $11.1 million net increase to goodwill. The NAREX adjustment reflects the completion of a plan to exit certain office space acquired in connection with our acquisition, which resulted in a $1.7 million lease exit accrual and increase to goodwill. The remaining adjustments reflect a net increase in assumed liabilities from the NAREX and Diversified HealthCare Services acquisitions, which resulted in a $0.6 million net increase to goodwill.

     During fiscal 2003, we adjusted our preliminary allocation of the HNC purchase price, which resulted in a $2.5 million net increase to goodwill. During this period, we also adjusted our preliminary allocation of the Nykamp purchase price to reflect the reduction in fair value of certain assets acquired by us, which resulted in a $0.4 million increase to goodwill. The HNC adjustments reflect: (i) a $3.5 million reduction in net deferred tax assets resulting from our revision of estimates related to research and development credit and net operating loss carryforwards assumed in the HNC acquisition, which consisted of a $5.6 million reduction of gross deferred tax assets and a $2.1 million reduction in the deferred tax asset valuation allowance, (ii) a $1.4 million reduction in the carrying amount of our cost-method investment in Azure Venture Partners I, L.P. (“Azure”) (see Note 6), and (iii) a $2.4 million net reduction in assumed liabilities, principally related to revisions made to our estimate of future facility lease exit costs.

8. Composition of Certain Financial Statement Captions

	September 30,
	2004	2003
	(In thousands)
Property and equipment:
Data processing equipment and software	$103,019	$120,931
Office furniture, vehicles and equipment	27,305	26,184
Leasehold improvements	22,620	21,811
Less accumulated depreciation and amortization	(99,656)	(118,220)

	$53,288	$50,706

Other accrued liabilities:
Income taxes payable	$6,517	$9,027
Other	26,024	16,645

	$32,541	$25,672

9. Senior Convertible Notes

     In August 2003, we issued $400.0 million of 1.5% Senior Convertible Notes (the “Senior Notes”) that mature on August 15, 2023. The Senior Notes become convertible into shares of Fair Isaac common stock, subject to the conditions described below, at an initial conversion price of $43.9525 per share, subject to adjustments for certain events. The initial conversion price is equivalent to a conversion rate of approximately 22.7518 shares of Fair Isaac common stock per $1,000 principal amount of the Senior Notes. Holders may surrender their Senior Notes for conversion, if any of the following conditions is satisfied: (i) prior to August 15, 2021, during any fiscal quarter, if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading day period ending on the last day of the immediately preceding fiscal quarter is more than 120% of the conversion price per share of our common stock on the corresponding trading day; (ii) at any time after the closing sale price of our common stock on any date after August 15, 2021 is more than 120% of the then current conversion price; (iii) during the five consecutive business day period following any 10 consecutive trading day period in which the average trading price of a Senior Note was less than 98% of the average sale price of our common stock during such 10 trading day period multiplied by the applicable conversion rate; provided, however, if, on the day before the conversion date, the closing price of our common stock is greater than 100% of the conversion price but less than or equal to 120% of the conversion price, then holders converting their notes may receive, in lieu of our common stock based on the applicable conversion rate, at our option, cash or common stock with a value equal to 100% of the principal amount of the notes on the conversion date; (iv) if we have called the Senior Notes for redemption; or (v) if we make certain distributions to holders of our common stock or we enter into specified corporate transactions. The conversion price of the Senior Notes will be adjusted upon the occurrence of certain dilutive events as described in the indenture, which include but are not limited to: (i) dividends, distributions, subdivisions, or combinations of our common stock; (ii) issuance of rights or warrants for the purchase of our common stock; (iii) the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness, or other non-cash assets, or rights or warrants; (iv) the cash dividend or distribution to all or substantially all holders of our common stock in excess of certain levels; and (v) certain merger and acquisition activities.

     The Senior Notes are senior unsecured obligations of Fair Isaac and rank equal in right of payment with all of our unsecured and unsubordinated indebtedness. The Senior Notes are effectively subordinated to all of our existing and future secured indebtedness and existing and future indebtedness and other liabilities of our subsidiaries. The Senior Notes bear regular interest at an annual rate of 1.5%, payable on August 15 and February 15 of each year until August 15, 2008. Beginning August 15, 2008, regular interest will accrue at the rate of 1.5%, and be due and payable upon the earlier to occur of redemption, repurchase, or final maturity. In addition, the Senior Notes bear contingent interest during any six-month period from August 15 to February 14 and from February 15 to August 14, commencing with the six-month period beginning August 15, 2008, if the average trading price of the Senior Notes for the five trading day period immediately preceding the first day of the applicable six-month period equals 120% or more of the sum of the principal amount of, plus accrued and unpaid regular interest on, the Senior Notes. The amount of contingent interest payable on the Senior Notes in respect of any six-month period will equal 0.25% per annum of the average trading price of the Senior Notes for the five trading day period immediately preceding such six-month period.

     We may redeem for cash all or part of the Senior Notes on and after August 15, 2008, at a price equal to 100% of the principal amount of the Senior Notes, plus accrued and unpaid interest. Holders may require us to repurchase for cash all or part of their Senior Notes on August 15, 2007, August 15, 2008, August 15, 2013 and August 15, 2018, or upon a change in control, at a price equal to 100% of the principal amount of the Senior Notes being repurchased, plus accrued and unpaid interest.

     We recorded interest expense of $8.1 million and $1.3 million related to the Senior Notes during fiscal 2004 and 2003, respectively. The fair value of the Senior Notes at September 30, 2004 and 2003, as determined based upon quoted market prices, was $397.5 million and $441.0 million, respectively.

10. Convertible Subordinated Notes

     In connection with our acquisition of HNC and the subsequent liquidation of the HNC entity, we assumed $150.0 million of 5.25% Convertible Subordinated Notes (the “Subordinated Notes”) that were to mature on September 1, 2008. The Subordinated Notes were convertible into shares of Fair Isaac common stock at a conversion price of $36.99 per share, subject to anti-dilution adjustment. The conversion price was equivalent to a conversion rate of approximately 27.03 shares of Fair Isaac common stock per $1,000 principal amount of the Subordinated Notes. The Subordinated Notes were general unsecured obligations of Fair Isaac and were subordinated in right of payment to all existing and future senior indebtedness of Fair Isaac. Interest on the Subordinated Notes was payable on March 1 and September 1 of each year until maturity.

     In connection with the HNC acquisition, we recorded the Subordinated Notes at their fair market value of $139.7 million, as determined by reference to quoted market prices on August 5, 2002, which resulted in a note discount of $10.3 million. We have been accreting this amount over the remaining term of the Subordinated Notes to their $150.0 million maturity value using the effective interest method. We recorded interest expense of $8.8 million, $9.3 million and $1.5 million related to the Subordinated Notes during fiscal 2004, 2003 and 2002, respectively. The carrying amount of the Subordinated Notes at September 30, 2003 was $141.4 million. The fair value of the Subordinated Notes at September 30, 2003, as determined based upon quoted market prices, was $179.1 million.

     In July 2004, our Board of Directors approved the cash redemption of all of the outstanding Subordinated Notes at a redemption price equal to 102.625% of the $150.0 million principal amount of the Subordinated Notes, pursuant to the redemption criteria in the indenture. On September 8, 2004, we redeemed all of the outstanding Subordinated Notes for $153.9 million, which resulted in the recognition of a loss on redemption of $11.1 million, representing the excess of the redemption cost over the carrying amount of the notes upon redemption.

11. Credit Agreement

     We are party to a credit agreement with a financial institution that provides for a $15.0 million revolving line of credit through February 2006. Under the agreement, as amended, we are required to comply with various financial covenants, which include but are not limited to, minimum levels of domestic liquidity, parameters for treasury stock repurchases, and merger and acquisition requirements. At our option, borrowings under this agreement bear interest at the rate of LIBOR plus 1.25% (which was 3.09% at September 30, 2004) or at the financial institution’s Prime Rate (which was 4.75% at September 30, 2004), payable monthly. The agreement also includes a letter of credit subfeature that allows us to issue commercial and standby letters of credit up to a maximum amount of $5.0 million and a foreign exchange facility that allows us to enter into contracts with the financial institution to purchase and sell certain currencies, subject to a maximum aggregate amount of $25.0 million and other specified limits. As of September 30, 2004, no borrowings were outstanding under this agreement and we were in compliance with all related covenants. As of September 30, 2004, this credit facility served to collateralize certain letters of credit aggregating $0.7 million, issued by us in the normal course of business. Available borrowings under this credit agreement are reduced by the principal amount of letters of credit and by 20% of the aggregate amount of contracts to purchase and sell certain foreign currencies outstanding under the facility.

12. Restructuring and Acquisition-Related Expenses

     During fiscal 2002, in connection with our acquisition of HNC, we incurred charges totaling $7.2 million, consisting of the following: (i) $5.0 million in restructuring charges, including $3.2 million in charges associated with our abandonment of a Fair Isaac facility lease concurrent with the acquisition, representing future cash obligations under the lease, net of estimated sublease income, and $1.8 million in severance costs associated with a reduction in Fair Isaac staff in connection with the acquisition, and (ii) $2.2 million in other non-recurring acquisition related costs, consisting primarily of retention bonuses earned through September 30, 2002 by employees with future severance dates and employee outplacement costs. These amounts are recorded in restructuring and acquisition-related expense in the accompanying consolidated statements of income.

     During fiscal 2004, in connection with our acquisition of London Bridge, we completed a plan to exit certain London Bridge office space and reduce London Bridge staff. Accordingly, we recorded lease exit accrual of $3.2 million, representing future cash obligations under the leases, net of estimated sublease income, and we recorded an employee separation accrual of $1.2 million. These amounts were recorded to goodwill in connection with our preliminary allocation of the London Bridge purchase price.

     During fiscal 2004, we completed a plan to exit certain office space acquired in connection with our fiscal 2003 acquisition of NAREX, and accordingly, recorded a lease exit accrual and additional goodwill of $1.7 million. Also during fiscal 2004, we recorded a $0.5 million charge related to the closure of a Fair Isaac office facility upon relocating those operations into an acquired London Bridge office facility. This amount is recorded in restructuring and acquisition-related expense in the accompanying consolidated statements of income.

     The following table summarizes our restructuring and acquisition-related accruals associated with the above actions. The current portion and non-current portion is recorded in other accrued current liabilities and other long-term liabilities within the accompanying consolidated balance sheets.

			Accrual at			Accrual at
	2002	Cash	September 30,	Cash		September 30,
	Expense	Payments	2002	Payments	Reversals	2003
	(In thousands)
Facilities charges	$3,221	$(145)	$3,076	$(868)	$—	$2,208
Employee separation	1,794	(264)	1,530	(1,484)	(41)	5

	$5,015	$(409)	4,606	$(2,352)	$(41)	2,213

Less: current portion			(2,398)			(875)

Non-current			$2,208			$1,338

	Accrual at				Accrual at
	September 30,	Goodwill	Expense	Cash	September 30,
	2003	Additions	Additions	Payments	2004
	(In thousands)
Facilities charges	$2,208	$4,885	$460	$(1,114)	$6,439
Employee separation	5	1,171	—	(5)	1,171

	2,213	$6,056	$460	$(1,119)	7,610

Less: current portion	(875)				(3,994)

Non-current	$1,338				$3,616

     During fiscal 2004, we wrote off deferred acquisition costs totaling $0.7 million in connection with an aborted acquisition, consisting principally of third-party legal, accounting and other professional fees. During fiscal 2003, we incurred acquisition-related expenses totaling $2.5 million, consisting primarily of retention bonuses earned by HNC employees. These amounts are recorded in restructuring and acquisition-related expense in the accompanying consolidated statements of income.

13. Income Taxes

     The provision for income taxes consisted of the following during fiscal 2004, 2003 and 2002:

	2004	2003	2002
	(In thousands)
Current:
Federal	$42,537	$49,232	$23,754
State	6,034	9,189	4,933
Foreign	5,545	4,120	1,212

	54,116	62,541	29,899

Deferred:
Federal	8,328	1,835	4,371
State	3,583	607	944

	11,911	2,442	5,315

Total	$66,027	$64,983	$35,214

     The foreign provision for income taxes is based on foreign pretax earnings of $1.3 million, $2.6 million and $3.5 million in fiscal 2004, 2003 and 2002, respectively. The foreign provision includes foreign withholding taxes of $2.5 million, $3.2 million and $1.2 million in fiscal 2004, 2003 and 2002, respectively.

     During fiscal 2004, 2003 and 2002, we realized certain tax benefits related to nonqualified and incentive stock options in the amounts of $15.9 million, $25.3 million and $14.4 million, respectively. The tax benefits from these stock option tax deductions were credited directly to paid-in-capital.

     Deferred tax assets and liabilities at September 30, 2004 and 2003 are as follows:

	2004	2003
	(In thousands)
Deferred tax assets:
Net operating loss carryforwards	$56,381	$37,202
Research credit carryforwards	15,419	14,786
Investments	4,424	3,441
Accrued compensation and employee benefits	3,452	3,444
Other	13,051	11,810

	92,727	70,683
Less valuation allowance	(11,930)	(9,005)

	80,797	61,678

Deferred tax liabilities:
Intangible assets	(35,653)	(9,256)
Convertible notes	(6,828)	(2,807)
Property and equipment	(4,666)	—
Other	(1,700)	(2,049)

	(48,847)	(14,112)

Deferred tax assets, net	$31,950	$47,566

     We acquired net operating loss and research credit carryforwards in connection with our acquisitions of London Bridge and HNC in fiscal 2004 and 2002, respectively. As of September 30, 2004, we had available U.S. federal, state and foreign net operating loss carryforwards of approximately $126.4 million, $63.3 million and $31.1 million, respectively. We also have available U.S. federal and California research credit carryforwards of approximately $11.9 million and $5.5 million, respectively. The U.S. federal net operating loss carryforwards will expire at various dates beginning in fiscal 2010 through fiscal 2024, if not utilized. The state net operating loss carryforwards will begin to expire in fiscal 2005 through fiscal 2024, if not utilized. The U.S. federal research credit carryforwards will expire beginning in fiscal 2005 through 2022, if not utilized. Utilization of the U.S. federal and state net operating loss and research credit carryforwards are subject to an annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986 (the “Code”), as amended, and similar state provisions.

     Based upon the level of historical taxable income and projections for future taxable income over the periods that the deferred tax assets will reverse, management believes it is more likely than not that we will realize the benefits of these temporary differences, net of the existing valuation allowance, at September 30, 2004. In connection with the London Bridge and HNC acquisitions, we recorded valuation allowances of $3.9 million and $11.2 million, respectively, against acquired deferred tax assets, primarily as a result of uncertainty over the ability to utilize the net foreign deferred tax asset of London Bridge, and as a result of the “change of ownership” limitations on utilization pursuant to Section 382 of the Code for HNC. If these deferred tax assets are subsequently realized, the release of the related valuation allowance will result in a decrease to goodwill. During fiscal 2004 and 2003, the valuation allowance recorded against acquired HNC deferred tax assets was reduced by $1.0 million and $2.1 million, respectively, as a result of our revision of utilizable research credits (see Note 7).

     The reconciliation between the U.S. federal statutory income tax rate of 35% and our effective tax rate is shown below for fiscal 2004, 2003 and 2002:

	2004	2003	2002
	(In thousands)
Income tax provision at U.S. federal statutory rates	$59,085	$60,249	$18,584
State income taxes, net of U.S. federal benefit	6,251	6,367	3,820
Foreign taxes	2,580	—	—
In-process research and development charge	—	—	14,070
Research credits	(1,344)	(1,502)	(1,442)
Decrease in valuation allowance	—	—	(222)
Other	(545)	(131)	404

Recorded income tax provision	$66,027	$64,983	$35,214

14. Earnings Per Share

     The following reconciles the numerators and denominators of basic and diluted earnings per share (“EPS”):

	2004	2003	2002
	(In thousands, except per share data)
Numerator for basic earnings per share— net income	$102,788	$107,157	$17,884
Interest expense on Senior Notes, net of tax	4,918	775	—

Numerator for diluted earnings per share (restated – see note 23)	$107,706	$107,932	$17,884

Denominator — shares:
Basic weighted-average shares	69,933	72,185	54,801
Effect of dilutive securities (restated – see note 23)	12,199	5,185	1,524

Diluted weighted-average shares (restated – see note 23)	82,132	77,370	56,325

Earnings per share:
Basic	$1.47	$1.48	$0.33

Diluted (restated – see note 23)	$1.31	$1.40	$0.32

     The computation of diluted EPS for fiscal 2004, 2003 and 2002 excludes options to purchase approximately 3,051,000, 1,307,000 and 2,136,000 shares of common stock, respectively, because the options’ exercise prices exceeded the average market price of our common stock in these fiscal years and their inclusion would be antidilutive. The computation of diluted EPS for fiscal 2004, 2003 and 2002 also excludes approximately 3,800,000, 4,055,000, and 4,055,000 shares of common stock, respectively, issuable upon conversion of our Subordinated Notes, as the inclusion of such shares would have been antidilutive for these fiscal years. The computation of diluted EPS for fiscal 2004 and 2003 includes 9,101,000 and 1,396,000 weighted-average shares of common stock, respectively, issuable upon conversion of our Senior Notes, along with a corresponding adjustment to net income to add back related interest expense. See further discussion regarding the inclusion of the Senior Notes in our diluted EPS calculations at Note 23.

15. Stockholders’ Equity

Common Stock

     On February 2, 2004, our Board of Directors declared a three-for-two stock split in the form of a 50% common stock dividend with cash payment in lieu of fractional shares, paid on March 10, 2004 to shareholders of record on February 18, 2004. On April 22, 2002, our Board of Directors declared a three-for-two stock split in the form of a 50% common stock dividend with cash payment in lieu of fractional shares, paid on June 5, 2002 to shareholders of record on May 15, 2002. The share and per share amounts within the accompanying consolidated financial statements and notes have been adjusted to reflect these stock splits that occurred in fiscal 2004 and 2002.

     On February 2, 2004, our shareholders ratified an amendment to our Restated Certificate of Incorporation to increase the total authorized shares of common stock from 100,000,000 to 200,000,000.

     We paid quarterly dividends on common stock of two cents per share, or eight cents per year, during each of fiscal 2004, 2003 and 2002.

Stockholder Rights Plan

     We maintain a stockholder rights plan pursuant to which one right to purchase preferred stock was distributed for each outstanding share of common stock held of record on August 21, 2001. Since this distribution, all newly issued shares of common stock, including the shares issued in connection with the acquisition of HNC, have been accompanied by a preferred stock purchase right. In general, the rights will become exercisable and trade independently from the common stock if a person or group acquires or obtains the right to acquire 15 percent or more of the outstanding shares of common stock or commences a tender or exchange offer that would result in that person or group acquiring 15 percent or more of the outstanding shares of common stock, either event occurring without the consent of the Board of Directors. Each right represents a right to purchase Series A Participating Preferred Stock in an amount and at an exercise price that are subject to adjustment. The person or group who acquired 15 percent or more of the outstanding shares of common stock would not be entitled to make this purchase. The rights will expire in August 2011, or they may be redeemed by the Company at a price of $0.001 per right prior to that date.

16. Employee Benefit Plans

Defined Contribution Plans

     We sponsor a Fair Isaac 401(k) plan for eligible employees. Under this plan, eligible employees may contribute up to 25% of compensation, not to exceed statutory limits. We also provide a company matching contribution. Investments in Fair Isaac common stock is not an option under this plan. Our contributions into all 401(k) plans, including former acquired company sponsored plans that have since merged into the Fair Isaac 401(k) plan or have been frozen, totaled $6.5 million, $6.2 million and $4.5 million during fiscal 2004, 2003 and 2002, respectively.

Employee Stock Ownership Plan

     We maintain a Non-U.S. Employee Stock Ownership Plan (“Non-U.S. ESOP”) that covers eligible employees working in the United Kingdom and contributions into the Non-U.S. ESOP are determined annually by our Board of Directors. There were no contributions into this plan during fiscal 2004, 2003 and 2002.

Employee Incentive Plans

     We maintain various employee incentive plans for the benefit of eligible employees, including officers. The awards generally are based on the achievement of certain financial and performance objectives subject to the discretion of management. Total expenses under our employee incentive plans were $5.2 million, $10.0 million and $4.9 million during fiscal 2004, 2003 and 2002, respectively.

Employee Stock Purchase Plans

     Under the 1999 Employee Stock Purchase Plan (the “Purchase Plan”), we are authorized to issue up to 5,062,500 shares of common stock to eligible employees. Employees may have up to 10% of their base salary withheld through payroll deductions to purchase Fair Isaac common stock during semi-annual offering periods. The purchase price of the stock is the lower of 85% of (i) the fair market value of the common stock on the enrollment date (the first day of the offering period), or (ii) the fair market value on the exercise date (the last day of each offering period). Offering period means approximately six-month periods commencing (a) on the first trading day on or after January 1 and terminating on the last trading day in the following June, and (b) on the first trading day on or after July 1 and terminating on the last trading day in the following December.

     A total of approximately 268,000, 229,000 and 153,000 shares of our common stock with a weighted average purchase price of $27.68, $21.59 and $20.55 per share were issued under the Purchase Plan during fiscal 2004, 2003 and 2002, respectively. At September 30, 2004, 4,156,000 shares remained available for issuance.

     In connection with our acquisition of HNC, we agreed to assume HNC’s Employee Stock Purchase Plan (the “HNC Purchase Plan”) for the remaining semi-annual purchase period ending on January 31, 2003. In connection with the HNC Purchase Plan assumption, we may issue up to 1,189,500 shares of our common stock to eligible employee participants, which consisted of former HNC employees that participated in the HNC Purchase Plan prior to the acquisition. Our Board of Directors has authorized termination of the HNC Purchase Plan, and no further purchases were made under the HNC Purchase Plan after January 31, 2003. Until January 31, 2003, existing participants were eligible to contribute up to 10% of their base salary into this plan to purchase Fair Isaac stock at the lower of 85% of (i) the fair market value of HNC common stock at the beginning of the applicable offering period, adjusted to reflect the merger exchange ratio into Fair Isaac stock, and (ii) the fair market value of Fair Isaac common stock on January 31, 2003. A total of approximately 92,000 shares of Fair Isaac common stock with a purchase price of $18.12 per share were issued under the HNC Purchase Plan during fiscal 2003. None of our common stock was issued under the HNC Purchase Plan during fiscal 2004 or 2002.

17. Stock Option Plans

     We maintain the 1992 Long-term Incentive Plan (the “1992 Plan”) under which we may grant stock options, stock appreciation rights, restricted stock and common stock to officers, key employees and non-employee directors. Under the 1992 Plan, a number of shares equal to 4% of the number of shares of Fair Isaac common stock outstanding on the last day of the preceding fiscal year is added to the shares available under this plan each fiscal year, provided that the number of shares for grants of incentive stock options for the remaining term of this plan shall not exceed 5,062,500 shares. As of September 30, 2004, 445,000 shares remained available for grants under this plan. The 1992 Plan will terminate in February 2012. In November 2003, our Board of Directors approved the adoption of the 2003 Employment Inducement Award Plan (the “2003 Plan”). The 2003 Plan reserves 2,250,000 shares of common stock solely for the granting of inducement stock options and other awards, as defined, that meet the “employment inducement award” exception to the New York Stock Exchange’s listing standards requiring shareholder approval of equity-based inducement incentive plans. Except for the employment inducement award criteria, awards under the 2003 Plan will be generally consistent with those made under our 1992 Plan. As of September 30, 2004, 1,305,000 shares remained available for grants under this plan. The 2003 Plan shall remain in effect until terminated by the Board of Directors. We also maintain individual stock option plans for certain of our executive officers and the chairman of the board. There are no shares available for future grants under these plans. Granted awards generally have a maximum term of ten years and vest over four years.

     We also assumed all outstanding stock options held by former employees and non-employee directors of HNC, who as of our acquisition date, held unexpired and unexercised stock option grants under the various HNC stock option plans. As of September 30, 2004, 2,291,269 shares remained available for future grant under these option plans.

     Option activity under our plans during fiscal 2004, 2003 and 2002 is summarized as follows:

	2004		2003		2002
		Weighted-		Weighted-		Weighted-
		average		average		average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price
		(In thousands, except per share data)
Outstanding at beginning of year	13,876	$21.83	15,063	$18.62	9,633	$13.07
Granted	5,375	$34.23	3,835	$30.31	2,919	$25.46
Options exchanged in acquisitions	99	$80.16	—	—	5,847	$21.91
Exercised	(2,472)	$18.65	(3,948)	$17.52	(2,075)	$11.40
Forfeited	(2,338)	$30.34	(1,074)	$22.92	(1,261)	$19.19

Outstanding at end of year	14,540	$25.99	13,876	$21.83	15,063	$18.62

Options exercisable at year end	6,056	$20.10	5,025	$16.75	5,513	$16.36

     The following table summarizes information about stock options outstanding at September 30, 2004:

	Options outstanding			Options exercisable
		Weighted-
		average	Weighted-		Weighted-
		Remaining	average		average
	Number	Contractual	Exercise	Number	Exercise
	Outstanding	Life	Price	Outstanding	Price
	(In thousands)			(In thousands)
$1.64 to $17.78	3,193	4.46	$11.85	2,913	$11.66
$17.91 to $26.28	3,901	6.57	$22.94	1,719	$22.12
$26.29 to $29.20	2,942	8.35	$28.60	615	$28.16
$29.25 to $35.50	2,964	8.64	$34.54	408	$31.89
$35.57 or greater	1,540	7.50	$41.64	401	$48.40

	14,540	6.99	$25.99	6,056	$20.10

18. Segment Information

     We are organized into the following four reportable segments, to align with the internal management of our worldwide business operations based on product and service offerings:

•	Strategy Machine Solutions. These solutions are industry-tailored applications designed for specific processes such as marketing, account origination, customer account management, fraud and medical bill review, as well as consumer solutions through our myFICO service.

•	Scoring Solutions. These include our scoring services distributed through major credit reporting agencies, as well as services through which we provide our credit bureau scores to lenders directly.

•	Professional Services. This segment includes revenues from consulting services and custom engagements, as well as services associated with implementing and delivering our products.

•	Analytic Software Tools. This segment is composed of our analytic software tools sold to businesses for their use in building their own decision management applications.

     Our Chief Executive Officer evaluates segment financial performance based on segment revenues and operating income. Segment operating expenses consist of direct and indirect costs principally related to personnel, facilities, consulting, travel, depreciation and amortization. Indirect costs are allocated to the segments generally based on relative segment revenues, fixed rates established by management based upon estimated expense contribution levels and other assumptions that management considers reasonable. Our Chief Executive Officer does not evaluate the financial performance of each segment based on its respective assets or capital expenditures; rather, depreciation and amortization amounts are allocated to the segments from their internal cost centers as described above.

     The following tables summarize segment information for fiscal 2004, 2003 and 2002. Segment information for fiscal 2003 and 2002 has been revised to conform to fiscal 2004 presentation.

	Fiscal 2004
	Strategy			Analytic
	Machine	Scoring	Professional	Software
	Solutions	Solutions	Services	Tools	Total
	(In thousands)
Revenues	$427,647	$142,834	$96,715	$39,010	$706,206
Operating expenses	(341,940)	(66,384)	(87,863)	(28,926)	(525,113)

Segment operating income	$85,707	$76,450	$8,852	$10,084	181,093

Unallocated restructuring and acquisition-related expense					(1,227)

Operating income					179,866
Unallocated interest expense					(16,942)
Unallocated loss on redemption of convertible subordinated notes					(11,137)
Unallocated interest and other income, net					17,028

Income before income taxes					$168,815

Depreciation and amortization	$26,662	$11,053	$7,565	$1,601	$46,881

	Fiscal 2003
	Strategy			Analytic
	Machine	Scoring	Professional	Software
	Solutions	Solutions	Services	Tools	Total
	(In thousands)
Revenues	$379,404	$136,057	$83,660	$30,174	$629,295
Operating expenses	(289,888)	(62,281)	(75,733)	(24,698)	(452,600)

Segment operating income	$89,516	$73,776	$7,927	$5,476	176,695

Unallocated restructuring and acquisition-related expense					(2,501)

Operating income					174,194
Unallocated interest expense					(10,605)
Unallocated interest and other income, net					8,551

Income before income taxes					$172,140

Depreciation and amortization	$25,813	$11,792	$5,885	$1,445	$44,935

	Fiscal 2002
	Strategy			Analytic
	Machine	Scoring	Professional	Software
	Solutions	Solutions	Services	Tools	Total
	(In thousands)
Revenues	$187,866	$127,991	$62,576	$13,985	$392,418
Operating expenses	(163,073)	(58,505)	(65,418)	(10,886)	(297,882)

Segment operating income (loss)	$24,793	$69,486	$(2,842)	$3,099	94,536

Unallocated restructuring and acquisition-related expense					(47,424)

Operating income					47,112
Unallocated interest expense					(1,471)
Unallocated interest and other income, net					7,457

Income from continuing operations before income taxes					$53,098

Depreciation and amortization	$18,945	$7,059	$4,089	$892	$30,985

     Our revenues and percentage of revenues by reportable market segments are as follows for fiscal 2004, 2003 and 2002, the majority of which are derived from the sale of products and services within the consumer credit, financial services and insurance industries:

	2004		2003		2002
			(In thousands)
Strategy Machine Solutions	$427,647	61%	379,404	60%	187,866	48%
Scoring Solutions	142,834	20%	136,057	22%	127,991	33%
Professional Services	96,715	14%	83,660	13%	62,576	16%
Analytic Software Tools	39,010	5%	30,174	5%	13,985	3%

	$706,206	100%	$629,295	100%	$392,418	100%

     Within our Strategy Machine Solutions segment, our marketing solutions accounted for 12%, 12% and 18% of total revenues in fiscal 2004, 2003 and 2002, respectively, and our account management solutions accounted for 13%, 13% and 14% of total revenues in these periods, respectively. Additionally within this segment, our fraud solutions accounted for 11% and 11% of total revenues in fiscal 2004 and 2003, respectively, and our insurance and healthcare solutions accounted for 10% and 11% of total revenues in these periods, respectively.

     Our revenues and percentage of revenues on a geographical basis are summarized below for fiscal 2004, 2003 and 2002. No individual country outside of the United States accounted for 10% or more of revenue in any of these years.

	2004		2003		2002
	(In thousands)
United States	$553,710	78%	$495,650	79%	$316,241	81%
International	152,496	22%	133,645	21%	76,177	19%

	$706,206	100%	$629,295	100%	$392,418	100%

     One customer accounted for 10% and 12% of our total revenues during fiscal 2003 and 2002, respectively, principally within our Scoring Solutions and Strategy Machine Solutions segments. During fiscal 2004, no individual customer contributed to 10% or more of our total revenues. At September 30, 2004 and 2003, no individual customer contributed to 10% or more of total consolidated receivables.

     Our property and equipment, net, on a geographical basis are summarized below at September 30, 2004 and 2003. At September 30, 2004 and 2003, no individual country outside of the United States accounted for 10% or more of total consolidated net property and equipment.

	2004		2003
	(In thousands)
United States	$47,422	89%	$48,190	95%
International	5,866	11%	2,516	5%

	$53,288	100%	$50,706	100%

19. Related Party Transactions

     During fiscal 2004 and 2003, we recorded revenues in the amount of $1.3 million and $0.9 million, respectively, related to sales of products through Informa GmbH (“Informa”), an equity method investee in which we owned a 33.3% interest through March 31, 2004. Receivables from Informa amounted to $0.1 million as of September 30, 2003.

     Prior to its expiration in November 2002, we were party to a consulting service agreement with Cherry Tree Development, in which a director of Fair Isaac holds a 50% beneficial equity interest. During fiscal 2003 and 2002, we recorded $0.1 million and $0.4 million, respectively, in selling, general and administrative expenses related to this agreement.

20. Commitments

     Minimum future commitments under non-cancelable operating leases are as follows as of September 30, 2004:

Future Minimum
Fiscal Year	Lease Payments
(In thousands)
2005	$25,153
2006	24,076
2007	21,396
2008	19,565
2009	17,897
Thereafter	45,704

$153,791

     The above amounts have not been reduced by contractual sublease commitments totaling $1.2 million, $1.1 million, and $0.3 million in fiscal 2005 through 2007, respectively. We occupy the majority of our facilities under non-cancelable operating leases with lease terms in excess of one year. Such facility leases generally provide for annual increases based upon the Consumer Price Index or fixed increments. Rent expense under operating leases, including month-to-month leases, totaled $26.4 million, $20.9 million and $12.0 million during fiscal 2004, 2003 and 2002, respectively.

     In fiscal 2001, we entered into a mainframe service agreement that expired in October 2004. Expense recorded by us under this agreement totaled $8.5 million, $10.2 million and $12.4 million during fiscal 2004, 2003 and 2002, respectively.

     We are party to employment agreements with three executive officers that stipulate, among other things, base salary levels and performance-based incentive bonus targets. In the event that we terminate employment with any of these officers without cause, as defined, we would be obligated to pay certain severance amounts to the officers. These agreements also contain change in control provisions that could require us, or an entity acquiring us, to make cash payments to the officers in certain instances. We are also a party to a management agreement with each of 19 other officers providing for certain payments and other benefits in the event of a change in control of Fair Isaac, coupled with a termination of the officer during the following year.

21. Contingencies

     We are in a dispute with certain customers regarding amounts owed in connection with the sale of several of our products and services. In addition, we have also had claims asserted against us in a putative class action involving the sale of certain of our consumer products. We also have had claims asserted by former employees relating to compensation and other employment matters. As to these matters, the amount or range of any potential liability cannot be determined with certainty. We are also involved in various other claims and legal actions arising in the ordinary course of business. We believe that none of these claims or actions will result in a material adverse impact to our consolidated results of operations, liquidity or financial condition. However, the amount of the liabilities associated with these claims and actions, if any, cannot be determined with certainty.

22. Guarantees

     In the ordinary course of business, we are not subject to potential obligations under guarantees that fall within the scope of FIN No. 45 except for standard indemnification and warranty provisions that are contained within many of our customer license and service agreements and certain supplier agreements, including underwriter agreements, as well as standard indemnification agreements that we have executed with certain of our officers and directors, and give rise only to the disclosure requirements prescribed by FIN No. 45. In addition, under previously existing accounting principles generally accepted in the United States of America, we continue to monitor the conditions that are subject to the guarantees and indemnifications to identify whether it is probable that a loss has occurred, and would recognize any such losses under the guarantees and indemnifications when those losses are estimable.

     Indemnification and warranty provisions contained within our customer license and service agreements and certain supplier agreements are generally consistent with those prevalent in our industry. The duration of our product warranties generally does not exceed 90 days following delivery of our products. We have not incurred significant obligations under customer indemnification or warranty provisions historically and do not expect to incur significant obligations in the future. Accordingly, we do not maintain accruals for potential customer indemnification or warranty-related obligations. The indemnification agreements that we have executed with certain of our officers and directors would require us to indemnify such officers and directors in certain instances. We have not incurred obligations under these indemnification agreements historically and do not expect to incur significant obligations in the future. Accordingly, we do not maintain accruals for potential officer or director indemnification obligations. The maximum potential amount of future payments that we could be required to make under the indemnification provisions in our customer license and service agreements, and officer and director agreements is unlimited.

23. Subsequent Events

     On November 10, 2004, we acquired all of the issued and outstanding stock of Braun Consulting, Inc. (“Braun”), a marketing strategy and technology consulting firm, for an aggregate cash purchase price of approximately $37.1 million. We may be required to pay up to an additional $3.3 million in consideration to a former shareholder of Braun based upon the future performance of the acquired business. We will account for this transaction using the purchase method of accounting. We have not yet completed our preliminary allocation of the purchase price to the acquired assets and liabilities. The results of operations of Braun will be included in our results beginning on November 10, 2004.

     On November 12, 2004, we sold all of the issued and outstanding stock of London Bridge Phoenix Software Inc. (“Phoenix”) to Harland Financial Solutions, Inc. (“Harland”) for cash consideration of $23.0 million. In connection with this disposition, we sold all of the Phoenix related assets, including all Phoenix banking processing solutions, the associated customer base, intellectual property rights and other related assets to Harland in exchange for cash consideration of $23.0 million and the assumption of all Phoenix liabilities by Harland. Phoenix was a wholly-owned subsidiary that we acquired in connection with our London Bridge acquisition in May 2004. As this disposition occurred shortly after the London Bridge acquisition and the fair value of Phoenix did not change significantly from the date of the London Bridge acquisition, no gain or loss will be recorded in connection with this transaction. The difference between the book value of net assets sold and consideration received will be recorded as an adjustment to goodwill in the first quarter of fiscal 2005.

     During the period October 1, 2004 through December 10, 2004, we repurchased 2,703,500 shares of our common stock for an aggregate cost of $90.6 million. These shares were repurchased pursuant to a program approved by our Board of Directors in July 2004, which will expire in one year, that allows us to purchase shares of our common stock up to an aggregate cost of $200.0 million.

     On October 13, 2004, the FASB ratified the consensus reached by the EITF with respect to Issue No. 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share.” This consensus requires us to consider all instruments with contingent conversion features that are based on the market price of our own stock in our diluted earnings per share calculation, regardless of whether the market price conversion triggers are then met. During the three-month period ended December 31, 2004, we adopted this consensus. As required by the consensus, we have restated our diluted earnings per share calculations for 2004 and 2003 to include the shares of our common stock issuable upon conversion of our 1.5% Senior Notes using the “if converted” method (see note 14). These common shares will continue to be considered in our diluted EPS calculation until the Senior Notes are redeemed, retired, or under certain circumstances, amended.

24. Supplementary Financial Data (Unaudited)

     The following table presents selected unaudited consolidated financial results for each of the eight quarters in the two-year period ended September 30, 2004. In the opinion of management, this unaudited information has been prepared on the same basis as the audited information and includes all adjustments (consisting of only normal recurring adjustments, except as noted below) necessary for a fair statement of the consolidated financial information for the period presented.

	Dec. 31,	Mar. 31,	Jun. 30,	Sept. 30,
	2003	2004	2004 (1)	2004 (1) (2)
	(In thousands, except per share data)
Revenues	$169,341	$173,246	$173,197	$190,422
Cost of revenues	59,535	63,283	61,361	68,408

Gross profit	$109,806	$109,963	$111,836	$122,014

Net income	$28,761	$30,843	$28,769	$14,415

Earnings per share (3):
Basic	$0.41	$0.44	$0.41	$0.21

Diluted (4)(6)	$0.36	$0.39	$0.37	$0.19

Shares used in computing earnings per share:
Basic	69,824	70,308	70,008	69,596

Diluted	82,838	83,117	82,151	80,429

	Dec. 31,	Mar. 31,	Jun. 30,	Sept. 30,
	2002	2003	2003	2003 (5)
	(In thousands, except per share data)
Revenues	$146,732	$158,598	$163,000	$160,965
Cost of revenues	60,654	64,041	62,209	59,688

Gross profit	$86,078	$94,557	$100,791	$101,277

Net income	$19,789	$25,645	$30,033	$31,690

Earnings per share (3):
Basic	$0.26	$0.36	$0.42	$0.45

Diluted (4)(6)	$0.25	$0.34	$0.40	$0.40

Shares used in computing earnings per share:
Basic	75,243	71,847	71,233	70,400

Diluted	78,260	75,679	79,436	84,211

(1)	Results of operations for the quarters ended June 30, 2004 and September 30, 2004, include London Bridge’s results of operations since the acquisition date of May 28, 2004.

(2)	Results of operations for the quarter ended September 30, 2004 include: (i) an $11.1 million loss on redemption of our Subordinated Notes in September 2004, and (ii) a $3.0 million charge recorded in connection with a legal settlement.

(3)	Net income per share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly per share amounts may not equal the totals for the respective years.

(4)	The computation of diluted earnings per share for the quarters ended March 31, 2004, September 30, 2003, and June 30, 2003 include 4,055,000 shares of common stock issuable upon conversion of our Subordinated Notes, along with a corresponding adjustment to net income to add back related interest expense, net of tax, of $1.6 million.

(5)	During the quarter ended September 30, 2003, we reduced revenue and gross profit by $2.9 million, net income by $2.0 million and basic and diluted earnings per share by $0.03 and $0.03, respectively, related to certain unbilled accounts receivable and deferred revenue balances remaining from prior years that were no longer assets or liabilities of Fair Isaac. These adjustments were identified during certain enterprise accounting system conversion activities that were completed during the fourth quarter.

(6)	The computation of diluted earnings per share for each of the quarters throughout fiscal 2004 and for the quarter ended September 30, 2003, have been restated to include the Company’s common stock issuable upon conversion of our Senior Notes, along with a corresponding adjustment to net income to add back related interest expense. (see notes 14 and 23)